Exhibit 10.1

Confidential material omitted and files separately with the Securities and Exchange Commission. Asterisks denotes such omissions.

MASTER LEASE/LOAN PURCHASE PROGRAM AGREEMENT

This MASTER LEASE/LOAN PURCHASE PROGRAM AGREEMENT, dated as of February 28, 2005 (“Effective Date”), is made and entered into by and between Omnicell, Inc., a Delaware corporation (“Omnicell”) and De Lage Landen Financial Services, Inc., a Michigan corporation (“Buyer”) (each individually, a “Party,” and collectively, the “Parties”) and includes the General Terms and Conditions and all Schedules, Attachments, Exhibits, and Riders hereto as specified below.

Signature Page (This Page)
General Terms and Conditions
Exhibit A — Required Documents	Rider A — Government Finance Program
Exhibit B — Assignment Forms	Rider B — International Finance Program
Exhibit C — Omnicell Customer Forms
Exhibit D — Formulas

Omnicell	Buyer
Mailing Address	Mailing Address

Omnicell, Inc.	De Lage Landen Financial Services, Inc.
1201 Charleston Rd	111 Old Eagle School Road
Mountain View, CA 94043	Wayne, PA 19087
Attn.: Accounts Payable	Attn: Healthcare
Tel: 1-800-251-6664; Fax: 650-251-6266	Tel: 1-800-669-9441; Fax: 800-743-0177

Each Party agrees to all of the terms and conditions of this Master Lease/Loan Purchase Program Agreement. These terms and conditions are a complete and exclusive statement of the agreement of the Parties with respect to the subject matter hereof and may be modified only by a written agreement signed by both of the Parties and not by course of performance. By signing this Master Lease/Loan Purchase Program Agreement, each Party represents that it has the authority to bind itself to this Master Lease/Loan Purchase Program Agreement.

Accepted:

Omnicell, Inc.	De Lage Landen Financial Services, Inc.

Signature	Signature

Print Name:	Print Name:

Title:	Title:

This document contains the Confidential Information of Omnicell.

Use or disclosure of this document is prohibited without Omnicell’s express written consent.

GENERAL TERMS AND CONDITIONS

1.     DEFINITIONS.  As used herein, all capitalized terms shall have the meanings set forth below:

1.1.          “Agreement”means this Master Lease/Loan Purchase Program Agreement and all exhibits, attachments, riders, schedules and written amendments annexed hereto and made a part hereof, as it may be amended, supplemented, and/or modified in writing from time to time by the Parties.

1.2.          “Amount Recovered” has the meaning given to such term in Section 5.7(b).

1.3.          “Application”means an application (including credit and financial information concerning the prospective Customer) and related documents reasonably required by Buyer in accordance with its standard procedures to initiate its consideration of a proposed Transaction which will usually consist of the items listed in Section A of EXHIBIT A hereto.

1.4.          “Assigned Payments”means all Assigned Rental Payments and, if applicable, all Assigned Service Payments.

1.5.          “Assigned Rental Payments” means all Rental Payments which are specified in an Assignment Agreement as being assigned to Buyer.

1.6.          “Assigned Service Payments”means all Service Payments which are specified in an Assignment Agreement as being assigned to Buyer.

1.7.          “Assignment Agreement”means an assignment agreement substantially in the form attached in EXHIBIT B hereto, pursuant to which Omnicell sells and assigns to Buyer: (i) the right to certain Rental Payments, (ii) in some cases, a security interest in, or title (subject to the terms and conditions of Section 4.4) to, the related Equipment, and/or (iii) if so specified in the Assignment Agreement, the right to certain Service Payments.

1.8.          “Assignment Letter”means the original customer-executed amendment to the Lease Supplement, substantially in the form attached in EXHIBIT B hereto, whereby the Customer acknowledges and agrees, among other things, that (a) Omnicell is assigning the right to certain Rental Payments and/or Service Payments under a Contract to Buyer and (b) the Customer’s obligation to remit Assigned Rental Payments to the assignee is absolute and unconditional.

1.9.          “Contract”means a Lease Supplement, Service Agreement, conditional sale agreement, or other evidence or form of Customer payment obligation and/or security interest in favor of Omnicell.

1.10.        “Contract Default”means, other than any default arising out of a Service Default, (a) the failure of a Customer to make any Assigned Rental Payment or perform any obligation due under a Contract for a period of 60 days or (b) an Event of Bankruptcy relating to such Customer.

1.11.        “Customer” means a qualified customer of Omnicell who is an obligor under a Contract or a guarantor of such Customer.

1.12.        “Documentation Period” has the meaning given to such term in Section 3.5.

1.13.        “Event of Bankruptcy” means as to either Party or a Customer, its insolvency, inability to pay debts as they mature, failure to operate as a going concern, filing under Title 11 of the United States Code or any successor or similar federal or state statute, assignment for the benefit of creditors, appointment of a receiver or dissolution.

1.14.        “Event of Cancellation” means (i) a Material Adverse Change of Omnicell since the date of this Agreement or of a Customer since the date of the related Application, or (ii) the occurrence of an event which causes a representation made by Omnicell or a Customer in connection with a Transaction or related Contract to be false in any material respect when made, or (iii) notification by such Customer to Omnicell or to Buyer of its intent to cancel all or any part of such related Contract or to refuse to accept any part of the related System.

1.15.        “Event of Default” has the meaning given such term in Section 12.1.

1.16.        “Final Document Package” means such properly completed and duly executed documentation, consisting of the items listed in Section B of EXHIBIT A heretoand such other documents as Buyer may reasonably require in accordance with its standard procedures in order to finalize a Transaction and to pay the Purchase Price to Omnicell.

1.17.        “Lease Supplement” means an executed contract supplement to a Master Agreement, incorporating the terms and conditions of such Master Agreement, that sets forth the terms of the lease from Omnicell to a Customer of the subject Equipment, including, without limitation, the terms of the Rental Payments that are the subject of a Transaction.

1.18.        “Master Agreement” means Omnicell’s Customer purchase, rental or lease agreement, including all support terms (or a separate Master Service Agreement if applicable), schedules, riders, addenda or amendments thereto, in the forms substantially similar to those set forth in EXHIBIT C hereto (or other form reasonably approved by and acceptable to Buyer) that includes the Lease Supplement(s) with respect to which Buyer purchases Rental Payments or Service Payments under this Agreement.

1.19.        “Material Adverse Change” means, with respect to any person, (i) a change that is materially adverse to the financial condition of such person, or (ii) its insolvency, inability to pay debts as they mature, failure to operate as a going concern, filing by it under Title 11 of the United States Code or any successor or similar federal or state statute, assignment for the benefit of creditors, appointment of a receiver, or dissolution.

1.20.        “Net Book Value” means, with respect to a particular Contract, as of the date of determination, the sum of the following amounts: (i) all accrued and unpaid Assigned Rental Payments due under the Contract; plus (ii) the remaining Assigned Rental Payments scheduled to become due during the remainder of the term of the Contract, with each such remaining scheduled Assigned Rental Payment discounted to its present value from the due date thereof to the date of determination at the applicable Standard Rate.

1.21.        “Pass-Through Equipment”has the meaning given such term in the Contract.

1.22.        “Payments” means all Rental Payments and all Service Payments.

1.23.        “Penalty for Early Termination”means the penalty to be charged to a Customer for the early termination of a Contract, calculated in accordance with the terms of the Contract or as set forth in Section A of EXHIBIT D.

1.24.        “Pro Rata Share” has the meaning given such term in Section 5.7(b).

1.25.        “Purchase Price” means for any Assigned Rental Payments and/or Assigned Service Payments purchased hereunder, the amount agreed on between Buyer and Omnicell as the amount to be paid to Omnicell for such Assigned Rental Payments and/or Assigned Service Payments.  The typical method for determining the Purchase Price is set forth in more detail in Section B of EXHIBIT D, and the Purchase Price for each particular Transaction shall be fixed for that Transaction provided the applicable Contract is delivered and executed by the Customer within ninety (90) days of receiving credit approval by Buyer.

1.26.        “Purchase Program” means the Transactions where Buyer purchases the Rental Payments and/or Service Payments under Contracts, all pursuant to the terms and conditions of this Agreement.

1.27.        “Remarketing Period” means the period beginning on the date Buyer tenders to Omnicell the legal right to possession of any Equipment, and ending ninety (90) days later.

1.28.        “Remarketing Proceeds” means, as to any Equipment remarketed pursuant to this Agreement, the sale price of any re-sold Equipment, or the discounted present value (discounted at the Discount Rate, as defined in Section C of EXHIBIT D hereto) of all lease payments on any re-leased Equipment, net of any applicable taxes.

1.29.        “Rental Payments” means all amounts that a Customer is required to pay periodically under a Contract as rental under a lease, or principal and interest under a loan, with respect to the Equipment and the Software subject to such Contract.

1.30.        “Service Agreement” means any agreement, or any schedule, exhibit or attachment thereto, that sets forth the terms and conditions upon which Omnicell provides service, maintenance and updated versions of existing Software capabilities for Equipment or Systems set forth in a Contract; provided, however, that in the event that such service terms are incorporated into a Master Agreement, or any similar document, in which there are obligations to make payments for both (i) the lease of a System and (ii) the provision of related services, the term “Service Agreement” shall refer to such combined agreement only insofar as it relates to the provision of related services, maintenance and updated versions of existing Software capabilities, and not the lease of equipment and software.

1.31.        “Service Default”means (i) a Customer’s assertion of any offset or recoupment rights, cancellation or early termination rights, or defense to payment based upon Omnicell’s failure to fully perform its obligations under any Service Agreement or (ii) a breach by Omnicell under Section 9.2(c)(i).

1.32.        “Service Payments”means all amounts that a Customer is required to pay periodically under a Service Agreement.

1.33.        “Standard Rate” means the standard discount rate to be applied to each Transaction in order to determine the Purchase Price thereof.  The typical method for determining the Standard Rate is set forth in more detail in Section B of EXHIBIT D.

1.34.        “System”means the Equipment and Software included in a Contract that is subject to a Transaction.

(a)   “Equipment” means certain equipment manufactured by Omnicell and Pass Through Equipment together with all components and parts incorporated therein, and other acquisitions, replacements, substitution and accessories incorporated therein leased to a Customer as set forth in a Lease Supplement.

(b)   “Software” means the Omnicell software products related to the Equipment licensed for use to the Customer and embedded in the Equipment or specifically listed in a Lease Supplement.

1.35.        “Title Transfer” has the meaning given to such term in Section 4.4.

1.36.        “Transaction”means the purchase by, and assignment to Buyer hereunder, of Rental Payments and/or Service Payments under a lease or financing of a System, as set forth in Contract, for a specified term during which Omnicell, or its assigns, may, if applicable, be the owner of the relevant Equipment, and the Customer shall be allowed the use of the System and/or Service Payments.

2.     ESTABLISHMENT AND STRUCTURE OF PROGRAM.

2.1.          Financing Options Offered to Customers. Subject to the terms of this Agreement, Buyer will assist Omnicell in the development of new financing options that Omnicell may, in its sole discretion, offer to prospective Customers in connection with this Purchase Program.  Financing options or products that differ from the program described in the General Terms and Conditions section of this Agreement, shall be specifically set forth and incorporated in this Agreement via written and executed Riders attached hereto.  Buyer and Omnicell each acknowledge and agree that the actual financing options (i) offered and made available by Buyer under this Purchase Program will be determined by Buyer in its sole and absolute discretion and may change from time to time; and (ii) offered to any particular Customer will be determined and offered by Omnicell in its sole and absolute discretion, and may change from time to time; provided, however, that Buyer may elect to enter into or not enter into a Transaction in its sole and absolute discretion in accordance with the terms set forth in Section 3 hereof.

2.2.          Referral of Customers to Buyer Omnicell will use commercially reasonable efforts to (i) advise prospective Customers of the financing options offered by Omnicell under the Purchase Program; and (ii) refer to the Purchase Program, on a nonexclusive basis, each prospective Customer that has requested financing pursuant to the Purchase Program.  Notwithstanding the above, nothing herein shall prohibit Omnicell from advising such prospective Customers of options offered by other Omnicell programs, or from running limited marketing programs whereby special options offered by other entities are made available to prospective Customers without advisement on Buyer’s offerings.

2.3.          Relationship Managers.  Buyer and Omnicell will each appoint a relationship manager (“Relationship Manager”) to supervise the Purchase Program described herein and to serve as the primary management contact between Buyer and Omnicell under the Purchase Program.  Buyer’s Relationship Manager shall be charged with monitoring the following areas:  Purchase Program roll-out, Customer satisfaction, sales support, sales training, the development of appropriate documentation, and the development of requested marketing materials.

2.4.          General Administrative Support.  Buyer shall provide general administrative and operations services in connection with the Purchase Program, including but not limited to field sales support (when and where mutually agreed upon by Omnicell and Buyer), credit investigation and evaluation, document preparation, billing and collection, collection and remittance of payment of applicable property, sales, use or similar taxes pertaining to the System and customer service. Buyer will (i) advise Omnicell on a weekly basis of the Standard Rates that are applicable to all Transactions, (ii) maintain and operate systems which track the status of each Application and Transaction, (iii) invoice Customers, collect payments, process and apply funds, and (iv) collect and remit all applicable property, sales, use or similar taxes pertaining to the System and prepare and file tax returns in connection therewith.  In the event a Customer, serviced by Buyer, has a good faith dispute with Buyer regarding the provision of the services described in this Section 2.4, Buyer will apply best efforts to resolve the dispute with such customer in such manner that Omnicell’s relationship with the Customer is not negatively affected; provided, however, that in all cases, subject to Section 5.1, Buyer reserves the right to employ (or decline to employ) such lawful collection procedures (including without limitation, litigation) as Buyer may determine prudent in its sole and absolute discretion.

2.5.          Customer Support. Buyer personnel will be available to answer Customer and Omnicell inquiries relating to the Purchase Program or Transactions on business days (via a toll free telephone line) between the hours of 8:00 a.m. and 5:00 p.m., Central Time in the United States. Customer inquiries received when no personnel are available will be recorded electronically and promptly responded to.  Buyer will conduct its communications with Customers in a courteous, prompt and efficient manner. Buyer shall use its best efforts to resolve all Customer complaints relating to Transactions within two business days of receipt and, failing that, will keep the affected Customer informed of the progress toward resolution on a regular basis; provided, however, that nothing in this Section 2.5 shall be deemed to require Buyer to resolve or endeavor to resolve any Customer complaints relating to the System, or the maintenance or servicing thereof, which shall remain the sole responsibility of Omnicell.  Buyer shall use its best efforts to immediately notify Omnicell in writing of all Customer complaints relating to service, maintenance or the performance of the System. Omnicell will take such actions it deems reasonable and appropriate in resolving such complaints. Buyer shall periodically monitor the quality of customer service and other aspects of the Program through scorecards or other measurements, and shall seek improvement of such areas as are necessary.  The rights and obligations of Buyer and Omnicell under this Agreement shall remain unaffected by any such quality improvement activity.

2.6.          Sales Support. Buyer shall work with Omnicell’s field sales organization (when and where mutually agreed upon by Omnicell and Buyer) to structure and negotiate new Transactions and otherwise support the Purchase Program and Omnicell sales efforts.

2.7.          Ongoing Training.  At the request of Omnicell, Buyer may agree, in Buyer’s sole and absolute discretion, to sponsor periodic training programs for Omnicell sales representatives and employees, at which such individuals shall be trained on the techniques and benefits of using leases and other financial products as sales tools, proper documentation, and such other topics as the parties mutually agree upon.  Such training shall be performed at sites as the parties mutually agree upon, and Buyer shall be responsible for such training expenses as the parties mutually agree upon in advance (which expenses shall not include transportation, and travel and living expenses of Omnicell employees).

2.8.          Product Support.  Omnicell shall be responsible for service and maintenance of Customer Systems, and shall offer Service Agreementsto prospective Customers which provide for Systems service and maintenance and updated versions of existing Software capabilities.  The Service Payments due by the Customer are to be included as separate line items in each Contract.

2.9.          Government and International Programs. With respect to finance products for equipment/software provided to government entity Customers or Customers in countries other than the U.S., each of Omnicell and Buyer agrees that, in its sole discretion, it may choose to negotiate in good faith any additional or differing terms and conditions from this Purchase Program, to be set forth in one or more Rider attachments to this Agreement, as the parties may require to take into account special terms for government entities, local laws and customs and such other matters as the parties may require.  If Buyer and Omnicell choose to negotiate such terms and conditions in accordance with the preceding sentence, then Buyer agrees to provide to Omnicell with drafts of such written Rider terms, together with drafts of appropriate Customer financing documentation, within 30 days after Omnicell requests that Buyer provide such additional or differing terms and conditions with respect to a Purchase Program for government entities or for a particular country.

3.     OFFER AND ACCEPTANCE.

3.1.          Assets to be Sold.  The Parties hereby agree that unless otherwise agreed in writing, each Transaction pursuant to this Agreement shall include the sale and assignment of all of Omnicell’s right, title and interest, but not its obligations or responsibilities, in, to and under the Rental Payments, and, if so specified in the Assignment Agreement the Service Payments, under the applicable Contract, and, if so specified in the Assignment Agreement, all of Omnicell’s title or other interest in the Equipment subject thereto, which Omnicell has offered, and Buyer has approved and accepted, for purchase and assignment in accordance with the terms and conditions hereof.  Buyer shall have the option with respect to each Transaction (i) to provide pass-through service billing in accordance with Section 5.7 with respect to the applicable Contract or (ii) to purchase the Service Payments under the applicable Contract, and in either case Buyer shall at its sole cost and expense, perform all the billing and collection of Assigned Payments and Service Payments due and to become due with respect to such Transaction in accordance with the terms of this Agreement.  If Buyer chooses to purchase the Service Payments under the applicable Contract, the Assignment Agreement shall specify that such Service Payments have been purchased by Buyer.

3.2.          Credit Submission.  In each instance in which Omnicell invites Buyer to make an offer to purchase a Transaction hereunder, Omnicell will, or shall cause a prospective Customer to, furnish Buyer with a completed Application in order for Buyer to make a credit determination. All information and materials furnished to Buyer shall be held strictly confidential and shall be used by Buyer solely for the purpose of making a decision whether or not to offer to purchase the Transaction.

3.3.          Credit Decision.  Buyer shall review each Application upon receipt and either approve (which approval shall constitute an offer to enter into a Transaction) or reject it, and shall notify Omnicell: (a) of its determination, and (b) if Buyer has approved such Transaction, as to whether Buyer will provide pass-through service billing in accordance with Section 5.7 or purchase the applicable Service Payments.  Buyer shall attempt to approve or decline an Application, classify each prospective Customer and notify Omnicell of its decision within: (i) two (2) business days after receipt of a complete Application in the case of any proposed Transaction in which the proposed

Purchase Price does not exceed $2,000,000, and (ii) a reasonable time (not to exceed five (5) days) after receipt of a complete Application in the case of any proposed Transaction in which the proposed Purchase Price exceeds $2,000,000.  Upon notification, Omnicell shall advise the prospective Customer of the approval or rejection of the Application.

3.4.          Credit Rejection.  If the Application has been rejected, then upon request of Omnicell, Buyer shall return to Omnicell all credit information and materials furnished by Omnicell, and shall, upon the prospective Customer’s request, provide Customer with an explanation as to why the credit has been denied in accordance with the requirements of the Federal Equal Credit Opportunity Act.  Buyer is not a credit reporting agency and consequently Omnicell agrees that any details provided to substantiate Buyer’s reason(s) for rejection of a specific proposed transaction represent strictly Buyer’s opinion of the credit and financial risk(s) involved in the proposed transaction, and not statements of fact.  Omnicell agrees to keep all such details and statements of opinion strictly confidential, to the extent permitted by applicable law.  Buyer agrees to provide to any such proposed Customer any notice required by the Federal Equal Credit Opportunity Act.

3.5.          Credit Approval.  If the Application has been approved by Buyer, then, subject to acceptance of Buyer’s offer by Omnicell in its sole discretion, either Omnicell or Buyer shall arrange for delivery to, and completion by the Customer of, the Final Document Package and for the subsequent delivery of the Final Document Package to Buyer.  A credit approval shall be valid for a period of ninety (90) days after the date Buyer notifies Omnicell of its approval of such Transaction (the “Documentation Period”).

3.6.          Revocation Rights After Approval. At any time prior to payment of the Purchase Price, Buyer may revoke its agreement to enter into a Transaction or to purchase the related Equipment and/or finance the license of the related Software, and may transfer to Omnicell any right, title or interest which it acquired in such Transaction or System if (i) Buyer does not receive the Final Document Package from the Customer within the Documentation Period); or (ii) prior to Buyer’s receipt of the Final Document Package from the Customer or payment of the Purchase Price, Buyer determines, in its sole and absolute discretion, that an Event of Cancellation has occurred.  Upon revocation of its agreement to enter into a Transaction or to purchase the related Equipment and/or finance the license of the related Software, Buyer shall have no further liability to the Customer or to Omnicell in connection with such proposed Transaction.

3.7.          Acceptance Certificate. Omnicell shall provide Buyer with a certified copy of the Customer acceptance certificate duly executed by the Customer indicating its unconditional acceptance for each item of Equipment within 90 days of the date on which Buyer pays the Purchase Price for the related Transaction;  provided, however, that if Omnicell does not provide Buyer with such duly executed certified copy of the Customer acceptance certificate for each item of Equipment within 90 days of the date on which Buyer pays the Purchase Price, then, for each affected item of Equipment, Omnicell agrees , at Buyer’s request, to repurchase the Assigned Payments and related Equipment for a price equal to the sum of the amount paid by Buyer for such Assigned Payments plus interest on such amount calculated at an interest rate equal to the rate set forth in Section D of Exhibit D hereto.  In the event of such purchase of Assigned Payments and Equipment by Omnicell, Buyer shall make to Omnicell no representations or warranties as to the sale of such Assigned Payments and Equipment except that Buyer shall represent and warrant that it is conveying to Omnicell the title to such Assigned Payments and Equipment that it received from Omnicell, that there are no liens or encumbrances respecting such Assigned Payments or Equipment in favor of any person claiming by, through or under Buyer, and that no act or omission of Buyer has adversely affected the amount, timing of payment, or collectibility of the Assigned Payments unless disclosed in writing by Buyer to Omnicell and as to which the parties have agreed to a price adjustment to the repurchase price for the Assigned Payments.  Upon delivery to Buyer of a duly executed certified copy of the Customer acceptance certificate for an item of Equipment, a true sale of the Assigned Rental Payments related to such item of Equipment shall be deemed to have occurred.

4.     ASSIGNMENT AND PURCHASE OF TRANSACTIONS

4.1.          Limited Recourse to Omnicell.  Each Party agrees that each sale of Assigned Rental Payments covered by this Agreement is, and shall in all cases be treated as, a true sale and not as a loan.  Except as expressly provided in Sections 3.7, 10.1 and 12.2, Assigned Rental Payments shall be sold and assigned hereunder without recourse to Omnicell.  Buyer hereby assumes all risk of the Customer’s failure to make Assigned Rental Payments, due to bankruptcy, insolvency, or other financial inability to pay.

4.2.          Final Document Package Delivery.  As soon as practicable after Buyer’s approval of a proposed Transaction, the Final Document Package shall be delivered to the office designated by Buyer.  Upon receipt of the Final Document Package, Buyer shall immediately examine all documents submitted and shall promptly advise Omnicell of existing deficiencies, if any.

4.3.          Standard Rates.    Buyer shall have no obligation to enter into any Transaction, including, without limitation, any Transaction that provides for a rate different from the then current Standard Rate (or any special rate previously approved by Buyer in writing).  With respect to Transactions approved by Buyer, Buyer shall honor all Standard Rate quotations by Omnicell that predate the effective date of a new Standard Rate, provided that a Final Document Package is received by Buyer prior to the date of such new quotation.  Standard Rates shall be effective upon notice to Omnicell.  All Standard Rates that apply to Transactions that are intended to be true leases for federal income tax purposes shall expire on December 31 of each year, unless otherwise indicated in writing by Buyer

4.4.          Equipment Title and Warranties.

(a)  Omnicell (i) consents to the assignment from a Customer to Buyer of any purchase order for Equipment represented in a Transaction hereto; (ii) consents to assignment by Buyer to such Customer of all warranty rights in connection with the Equipment related to such Transaction and acknowledges that Buyer intends to permit the Customer to enforce such warranty rights in the Customer’s name provided a Contract Default has not occurred, (iii) acknowledges that it has transferred to the applicable Customer all warranty rights in connection with the Software related to such Transaction, (iv) shall, upon the acceptance of the related System by the applicable Customer, deliver to Buyer a properly executed Assignment Agreement and a certified copy of the acceptance certificate.  Omnicell and Buyer hereby agree that (i) any transfer to Buyer, with respect to any Transaction, of title to the Equipment (a “Title Transfer”) is for the sole purpose of facilitating Buyer’s billing and collecting of property taxes with respect to such Equipment, (ii) the Title Transfer together with the corresponding option of Omnicell to repurchase such Equipment as set forth in Sections 6.1 and 6.3, the formula for distribution of remarketing proceeds under Section 8.5, and the formula for distribution of insurance proceeds under Section 4.8, are intended to convey to Buyer a security interest in such Equipment to secure payment to Buyer of the Net Book Value of such Equipment, and (iii) Buyer does not have any interest in the residual value of the Equipment after payment to Buyer of the applicable Net Book Value.  In the event Omnicell is audited by a taxing authority with respect to any taxes paid by Buyer pursuant to the terms of this paragraph, Omnicell agrees to hold Buyer and each Customer harmless from and against any such tax liability and shall not assert any claims against Buyer or Customer for reimbursement of the same to the extent that Buyer can specifically show that such taxes were already paid by Buyer and the Customer.

(b)  The parties intend for each Transaction to be a true sale upon Buyer’s receipt of a certified copy of a duly executed acceptance certificate for the Equipment under such Transaction and not a loan by Buyer to Omnicell.  To the extent that any Transaction is deemed to be a secured financing, Omnicell grants to Buyer a security interest in the Assigned Rental Payments and the Equipment (and the proceeds of each) subject to each Transaction to secure the payment of the Net Book Value for such Transaction and authorizes Buyer to file financing statement(s) to perfect such security interest; provided, however, that Buyer shall provide Omnicell with a reasonable opportunity to review and approve such financing statement(s) prior to the filing of such financing statement(s).  Notwithstanding the foregoing, Buyer may file a financing statement against Omnicell noting the sale of Transactions hereunder without the approval of or notice to Omnicell, except that such financing statements shall be in substantially the form sent by DLL to Omnicell and approved by Omnicell prior to execution of this Agreement.

4.5.          Risk of Loss.  Omnicell will bear all risk of loss to the System until the date of its acceptance by the Customer.  In the event any Customer returns or fails to accept any part of the System for any reason whatsoever prior to the date on which Buyer pays the Purchase Price to Omnicell, Buyer may assign its rights to Omnicell (and Omnicell shall be required to accept such assignment) and Buyer will thereafter have no further liability to Omnicell or to such Customer with regards to the particular Transaction.

4.6.          Payment of Purchase Price.  Provided that Buyer has not revoked its approval of a Transaction pursuant to Section 3.6 above, Buyer will fund the applicable Transaction by paying Omnicell the applicable Purchase Price within five (5) business days (or such other period as the parties mutually agree in writing) following receipt by Buyer of the Final Document Package.  Upon payment of the Purchase Price by Buyer, Buyer shall be deemed to have received the Final Document Package in form and substance satisfactory to Buyer.

4.7.          Limitation on Acceptance of Transaction. The purchase by Buyer of any Transaction hereunder shall not constitute or be deemed an assumption or acceptance by Buyer or an imposition on Buyer of any representation, warranty, obligation, covenant, liability or duty of Omnicell, or of any manufacturer or supplier of the Equipment, under the Transaction or any other agreement relating to the Transaction or the Equipment.

4.8.          Proceeds of Insurance.  Omnicell and Buyer agree that any proceeds of insurance on the Equipment shall be paid (a) first to Buyer, in an amount up to the Net Book Value of the affected Equipment determined as of the date of the casualty to such Equipment, and (b) second to Omnicell, in the amount of any surplus over the applicable Net Book Value.

4.9.          Perfection of a Contract. Omnicell shall provide Buyer with a copy of each Contract containing a complete description of the Equipment subject thereto, prior to or within five (5) days of the delivery date of the first item comprising the System to a Customer with respect to any Transaction.  Buyer shall then file aUCC-1 Financing Statement against the Customer with respect to the System (which UCC-1 will provide Buyer with a first priority security interest in the System or Buyer shall have obtained lien subordination agreements from any creditors of Customer with a conflicting, higher priority interest in the System).

4.10.        Lease Extensions; Holdover Rent. This Agreement covers the purchase and sale of Assigned Payments due under the original term of certain Contracts.  If within 90 days after the expiration of the original term of a Contract an extension of such Contract is not entered into between the Customer and Omnicell then Buyer may, in its sole discretion, with 30 days prior written notice to Omnicell, cease providing billing and collection services with respect to such Contract, without any cost or penalty to Buyer whatsoever. If a Customer extends a Contract beyond its original term, Buyer shall have no interest in the Payments payable for the extension unless such Payments are specifically purchased hereunder.

5.     COLLECTION AND ADMINISTRATION

5.1.          Billing and Collection of Assigned Payments.  Buyer will, at its sole cost and expense, perform all the billing and collection of Assigned Payments due and to become due with respect to the Transactions sold and/or assigned under this Agreement.  Buyer shall bill Customers and pursue the collection of all amounts due under such Transactions in accordance with its standard billing and collection procedures, but in no case shall Buyer be obligated to take any affirmative steps (including, without limitation, initiation of litigation or any other affirmative collection action(s)) to bill or collect any Assigned Payments. Notwithstanding anything contained in this Agreement to the contrary, Buyer may, from time-to-time in its sole and absolute discretion, with prior written notice to Omnicell, decline to bill or stop billing a Customer for any Assigned Payments, without any cost or penalty to Buyer (but without recourse to Omnicell); provided, however, that if Buyer declines to bill or stops billing a Customer for any Assigned Payments, then Buyer shall (i) assign the affected Assigned Payments and related Equipment to Omnicell for $1 and (ii) notwithstanding anything to the contrary in this Agreement, Buyer shall not have any recourse to Omnicell for any such Assigned Payments.  In the event of such purchase of Assigned Payments and Equipment by Omnicell, Buyer shall make to Omnicell no representations or warranties as to the sale of such Assigned Payments and Equipment except that Buyer shall represent and warrant that it is conveying to Omnicell the title to such Assigned Payments and Equipment that it received from Omnicell, that there are no liens or encumbrances respecting such Assigned Payments or Equipment in favor of any person claiming by, through or under Buyer, and that no act or omission of Buyer has adversely affected the amount, timing of payment, or collectibility of the Assigned Payments unless disclosed in writing by Buyer to Omnicell and as to which the parties have agreed to a price adjustment to the repurchase price for the Assigned Payments.

5.2.          Deposit of Checks. Omnicell hereby authorizes Buyer to deposit in its account all checks and collections delivered to Buyer in the name of, or payable to, Omnicell and representing funds due to Buyer in connection with any Transaction.

5.3.          Reporting.  Buyer shall provide Omnicell with quarterly reports detailing:  (i) Application activity, (ii) volume of funded Transactions, (iii) approved Transaction backlog, (iv) delinquencies under the Program and (v) quote activity.

5.4.          Enforcement.  Omnicell agrees to cooperate with Buyer in the enforcement of its rights under any Transaction, including but not limited to support in litigation or other proceedings (at the reasonable request and expense of Buyer) pertaining to or arising out of any such Transaction;

provided however, Omnicell shall not be required to itself take any legal action or to commence any legal proceeding against the Customer.

5.5.          No Modification After Assignment.  Except as contemplated by Sections 6.2 and 6.3 and by Service Agreements of Omnicell, Omnicell shall have no right or authority to, and will not, without the prior written consent of Buyer, (i) repossess or consent to the return of any Equipment or (ii) modify the terms of any Transaction, if such modification would adversely affect Buyer’s rights and remedies with respect to the Assigned Payments.

5.6.          Repurchase of Transactions by Omnicell.  In the event Omnicell repurchases any Transaction pursuant to this Agreement, Buyer shall reassign the Transaction to Omnicell and its title to or security interest in the related Equipment as is, where is, without representations or warranties, other than that the Equipment is free of all liens and encumbrances attributable to Buyer.  All documents, instruments, and other information on such repurchased Transaction that Omnicell gave or provided Buyer with respect to the Customer shall be returned upon request.

5.7.          Pass-Through Service Billing.

(a)  This Section 5.7 shall apply to Transactions only to the extent that Buyer has not purchased the Service Payments under the applicable Contracts.  With respect to each Service Agreement which relates to Equipment under a Lease Supplement with respect to which Rental Payments have been assigned to Buyer hereunder, Omnicell shall retain the right to receive the related Service Payments but Buyer will, as an accommodation to Omnicell, bill the applicable Customer for such Service Payments as provided for herein.  Prior to Buyer undertaking such Service Payment billing, Omnicell shall provide Buyer with a complete and accurate description of the amount and frequency of the Service Payments to be billed.  Buyer will remit to Omnicell on a monthly basis the Service Payments collected provided that Buyer shall be entitled to deduct therefrom any or all amounts then due Buyer from Omnicell, but Buyer shall not be entitled to deduct therefrom any amounts owing to Buyer from Customers.

(b)  Provided that no Contract Default has occurred and is continuing, in the event that any Customer makes a payment to Buyer for amounts owed with respect to either or both of Assigned Rental Payments and related Service Payments, and the amount recovered (the “Amount Recovered”) is insufficient to cover amounts then owing with respect to either or both of Assigned Rental Payments and such related Service Payments, then the portion of the Amount Recovered which is attributable to Assigned Rental Payments shall be payable to Buyer and the amount of the Amount Recovered which is attributable to Service Payments shall be paid to Omnicell; provided that if it can not be reasonably determined whether the Amount Recovered is attributable to Assigned Rental Payments or Service Payments because the Customer has not made the payment with reference to a particular invoice that relates only to Assigned Rental Payments or Service Payments or the Customer has not otherwise specified to what the payment is to be applied, then (except as otherwise required by law) Buyer shall pay over to Omnicell, Omnicell’s Pro Rata Share.  “Pro Rata Share” shall mean an amount equal to the Amount Recovered multiplied by: (i) in the case of Omnicell, a fraction (A) the numerator of which is the amount of all Service Payments then due under the applicable Service Agreement and (B) the denominator of which is the sum of all Service Payments then due under the applicable Service Agreement and the Assigned Rental Payments then due under applicable Contract, and (ii) in the case of Buyer, a fraction (A) the numerator of which is the sum of all Assigned Rental Payments then due under the applicable Contract and the denominator of which is the sum of all Service Payments then due under the applicable Service Agreement and the Assigned Rental Payments then due under applicable Contract.

(c)  Other than sending regular, periodic bills to the Customer in accordance with the express terms of the Service Agreement, Buyer shall not be required to take any affirmative steps to collect any Service Payments.  Notwithstanding anything contained in this Section 5.7 to the contrary, with respect to any given Service Agreement(s), Buyer may, from time-to-time in its sole discretion, with prior written notice to Omnicell, decline to provide or cease providing such billing services, without any cost or penalty to Buyer whatsoever.

(d)  Omnicell shall, upon demand, reimburse, indemnify, save and hold harmless Buyer, it affiliates, subsidiaries, parents, shareholders, directors, officers, agents, employees, attorneys, successors and assigns (each an “Billing Indemnified Party”), for, from and against any and all third-party claims, demands, actions, losses, liabilities, damages, penalties, fines costs and expenses (including without limitation, court costs and reasonable attorney’s fees) (collectively, “Billing Claims”) made against or incurred by a Billing Indemnified Party, directly or indirectly, which result from Buyer’s billing and/or collection of the Service Payments provided such billing and collection is performed in a manner consistent with this Section 5.7; provided further, however, that Omnicell shall not be required to indemnify Buyer for any Billing Claims arising out of the negligence or willful misconduct of Buyer.  Buyer shall not be responsible for any indirect, incidental or consequential liabilities, losses, injuries or cost, claims, demands, actions or damages (including without limitation lost profits) incurred as a result of, or relating, directly or indirectly, to, Buyer’s failure to perform in accordance with this subsection.  This subsection shall survive the termination of this Agreement.

6.     END OF TERM, EXTENSIONS AND UPGRADES, EARLY TERMINATION

6.1.          End of Term. Upon a Transaction reaching its end-of-term, provided that Buyer has been paid the applicable Net Book Value of such Transaction determined as of the end of the term of such Transaction, Omnicell shall have the option to purchase the Equipment from Buyer on an “as-is where-is” basis for One Dollar ($1.00). Buyer makes no representations or warranties as to the condition of the Equipment, other than that the Equipment will be free of all liens and encumbrances attributable to Buyer.

6.2.          Extensions and Upgrades (Rollovers). If, prior to the end of the initial term of a Contract, a Customer wishes to extend the term of its existing Contract (an “Extension”), which extension may or may not include new Equipment and/or new Software that offers new capabilities (as opposed to an updated version of existing capabilities) (an “Upgrade”), Omnicell shall request, and Buyer shall provide, the Net Book Value for a Customer buy-out of the Assigned Rental Payments together with the remaining Assigned Service Payments discounted at the Standard Rate under the particular Contract.  Omnicell will then offer to Buyer the proposed new Transaction for approval and acceptance in accordance with the procedures set forth in Section 3 of this Agreement.  All proposed Extension or Upgrade Transactions submitted hereunder will have a Purchase Price that exceeds the Net Book Value of the original Transaction.  Upon acceptance by Buyer of the new Transaction involving an Extension and/or Upgrade, the original Transaction shall be deemed cancelled without application of any Penalty for Early Termination, and the new Transaction shall be deemed to have replaced, in total, such original Transaction, and the amount due to Omnicell for the new Transaction involving an Extension and/or Upgrade shall be the new Purchase Price less the Net Book Value of the original Transaction determined as of the date of the new Transaction and less the Repurchase Price of any remaining Assigned Service Payments related thereto.  If for any reason Buyer rejects funding of the new Transaction involving an Extension and/or Upgrade then Buyer shall notify Omnicell of the decline, and Buyer shall permit the Customer to terminate the original Transaction(s) without penalty, upon Customer’s payment to Buyer of the then current Net Book Value of such original Transaction, together with payment by Omnicell of the Repurchase Price with respect to any remaining Assigned Service Payments related thereto.  In each case, upon receipt of the Repurchase Price, Buyer will pass title to the Remaining Unearned Payments to Omnicell free and clear of all liens attributable to Buyer, and reassign any financing statements related thereto.   Notwithstanding the foregoing, Omnicell will not agree with a Customer to terminate a Contract prior to the expiration of its original term in order to take advantage of lower interest rates.

6.3.          Early Termination. If any Customer notifies a Party hereto that it wishes to terminate a Contract prior to the end of the initial term of such Contract, other than in connection with an Extension and/or Upgrade, such Party shall notify the other Party of the Customer’s request.  Following such notification, Buyer shall permit the Customer to terminate the applicable Contract upon (i) the expiration of a thirty (30) day notice period and (ii) the payment to Buyer of an amount equal to the Net Book Value of the applicable Transaction as of the date of termination, plus the Penalty for Early Termination, plus the Repurchase Price of any remaining Assigned Service Payments related thereto. Upon any termination of a Contract hereunder and provided that Buyer has received the Net Book Value of the applicable Transaction determined as of the date of termination plus the Penalty for Early Termination plus the Repurchase Price with respect to any remaining Assigned Service Payments related thereto, Omnicell shall have the option to purchase the Equipment from Buyer on an “as-is where-is” basis for One Dollar ($1.00).  Buyer makes no representations or warranties as to the condition of the Equipment, other than that the Equipment will be free of all liens and encumbrances attributable to Buyer.  Upon receipt of the Repurchase Price, Buyer will pass title to such Remaining Unearned Payments to Omnicell free and clear of all liens attributable to Buyer, and reassign any financing statements related thereto.

7.     CUSTOMER DEFAULTS

7.1.          Service Default.

(a)  If a Customer alleges a Service Default with respect to a Transaction which includes the sale of Service Payments to Buyer, then Buyer shall promptly give Omnicell written notice of such alleged Service Default.  For a period of thirty (30) days from the date of such notice (the “Investigation Period”) (i) Buyer shall attempt to collect all Assigned Service Payments owed by the applicable Customer to Buyer under the defaulted Contract related to such alleged Service Default, and (ii) Omnicell shall have the right to investigate the alleged Service Default and, if Omnicell determines such allegation to be valid, to cure any and all Service Defaults.  If at the expiration of such Investigation Period, Buyer has been unable to collect such payments, Buyer shall so notify Omnicell in writing (a “Notice of Continuing Nonpayment”).

(b)  Upon receipt of such Notice of Continuing Nonpayment, Omnicell shall, as Buyer’s sole and exclusive remedy for a Service Default, cure the Service Default as set forth below; provided, however, that if by the expiration of the applicable Investigation Period Omnicell has, with respect to each Service Default (A) cured such Service Default or (B) provided Buyer with satisfactory (determined in Buyer’s reasonable discretion) evidence that Customer’s Service Default allegation is invalid, then Omnicell shall not be required to pay to Buyer any amounts relating to such Service Default under this Section 7.1:

(i)   in any case where the Service Agreement will remain in effect with the Customer, Omnicell shall cure the Service Default by paying to Buyer, within thirty (30) days of the expiration of the Investigation Period, the accrued and unpaid Assigned Service Payments due under such Service Agreement as of the date of Buyer’s Notice of Continuing Non-Payment, or

(ii)  in any case whereby the Customer has terminated the Service Agreement prior to the expiration of the stated term of such Service Agreement, then Omnicell shall repurchase the unearned Assigned Service Payments from Buyer for a purchase price equal to the Remaining Unearned Payments (defined below) originally purchased by Buyer with each such payment discounted to its present value from the date thereof to the date of the repurchase by Omnicell at the applicable Standard Rate (the “Repurchase Price”).  Upon receipt of the Repurchase Price, Buyer will pass title to such Remaining Unearned Payments to Omnicell free and clear of all liens attributable to Buyer, and reassign any financing statements related thereto. “Remaining Unearned Payments” means Assigned Service Payments under Service Agreements to the extent that: (A) such payments would have come due if not for the early termination of the applicable Service Agreement, (B) such payments have not been paid by Customer as of the date of such repurchase by Omnicell, and (C) Omnicell is no longer obligated to perform the obligations relating to such payments.

7.2.          Contract Default.  The Parties hereby acknowledge and agree there shall be no recourse to Omnicell for any Contract Defaults; however, provided that Buyer has made the applicable Equipment legally available for repossession by Omnicell, in the event of a Contract Default, Omnicell agrees to use commercially reasonable efforts to obtain possession of the System (with the assistance of Buyer where appropriate) for the benefit of Buyer.  Omnicell shall not be required to take any legal action or to commence any legal proceeding against the Customer to obtain possession.  If possession of the Equipment is obtained under this Section, Omnicell shall, at the request of Buyer, act on behalf of Buyer in storing, repairing and remarketing the Equipment in accordance with the terms of Section 8 below.

7.3.          Customer Bankruptcy.  If the Equipment cannot be made legally available due to a Customer’s Event of Bankruptcy, and a court of competent jurisdiction determines that the value of the System is less than the value determined by Buyer, or the net present value of the payments approved by such court may be less than the Net Book Value (determined as of the date of default) of such defaulted Transaction,  Buyer shall notify Omnicell of any relevant court proceeding of which Buyer receives notice at which the value of the System may be discussed, and may appear at such proceeding and submit evidence relating to the value of the System. Notwithstanding anything in this Agreement to the contrary, Omnicell shall not be required to repurchase any Assigned Rental Payments or Assigned Service Payments under any Transaction, which Assigned Rental Payments or Assigned Service Payments Buyer is unable to collect due to the insolvency, bankruptcy, or financial inability to pay of any Customer.

8.     REMARKETING ASSISTANCE

8.1.          Agreement to Remarket.  Upon any repossession by Buyer of Equipment, Buyer shall promptly deliver such Equipment to Omnicell.  In order to allow Omnicell to control the aftermarket for its Equipment and in an attempt to obtain reasonable proceeds from Equipment related to a Contract

Default in order to protect Omnicell’s residual interest in the Equipment, Omnicell shall remarket such Equipment on behalf of Buyer as provided below.  Omnicell shall have the exclusive right, and the obligation to use commercially reasonable efforts, to remarket the Equipment on a non-discriminatory, non-priority basis during the Remarketing Period in accordance with the remarketing guidelines set forth in Sections 8.4 below.

8.2.          Appraisal.  Omnicell shall appraise the Equipment and advise Buyer in writing of its best estimate of the Equipment’s market value in an “as is/where is” condition.  Additionally, Omnicell shall promptly provide Buyer with a written estimate of its costs of repair, refurbishment, Software upgrade, insurance and remarketing (“Out-Of-Pocket Costs”).  If Buyer does not approve such Out-Of-Pocket Costs, which approval shall not be unreasonably withheld or delayed, Omnicell shall have a right of first refusal to purchase the Equipment for an amount equal to the Net Book Value determined as of the date of the applicable Contract Default.  If Omnicell does not exercise such purchase option within 10 days after written notice of a decision by Buyer to not approve the Out-of-Pocket Costs, Omnicell shall, at Buyer’s reasonable expense, promptly cause the Equipment to be crated and safely delivered to a location selected by Buyer.

8.3.          Repairs.  If Buyer approves the Out-Of-Pocket Costs, Omnicell shall repair and refurbish the System, including replacing the existing Software configuration with its most recent available Software upgrades (if necessary), and attempt to remarket the System as set forth below.  Buyer shall not be obligated to pay actual Out-Of-Pocket Costs that exceed the estimated Out-Of-Pocket Costs by more than 10%.

8.4.          Manner of Remarketing.  During the ninety (90) day Remarketing Period, Omnicell shall:

(a)  use commercially reasonable efforts to remarket the System on a non-discriminatory, non-priority basis, as compared to substantially similar used equipment and software owned by Omnicell or owned by another party to whom Omnicell may be bound to provide remarketing assistance (except that Omnicell shall not be required to market the Equipment to any third party that would not be the end-user of such Equipment, and Buyer acknowledges that Omnicell in the ordinary course of its business will be engaged in the marketing of other equipment and such activity shall not be a breach of any duty or warranty of Omnicell as contained herein);

(b)  make available maintenance service to any subsequent purchaser or lessee of the Equipment and licensee of the Software at Omnicell’s then current market rates;

(c)  grant a valid license to the Software to any subsequent purchaser or lessee of the Equipment upon such purchaser’s or lessee’s acceptance of Omnicell’s standard software license agreement;

(d)  not permit any lien or encumbrance to attach to the System by or through Omnicell, and will waive any right or claim to the Equipment which may arise in connection with its remarketing services;

(e)  warrant that the System that is delivered to customers will be in good working order, condition and repair, conforming to specifications according to Omnicell’s current warranty policy for used equipment and will meet all applicable governmental standards; and

(f)   not agree to any sales price or lease terms without Buyer’s prior approval, which shall not be unreasonably withheld or delayed.

8.5.          Distribution of Remarketing Proceeds.  If a buyer or new lessee is obtained by Omnicell or Buyer, the Remarketing Proceeds shall be distributed as follows:

(a)  first to the recovery by Omnicell of the costs and expenses of repossession, remarketing and reconditioning the Equipment as directed by Buyer but not previously paid to Omnicell by Buyer;

(b)  then to Buyer for recovery of its Net Book Value (determined as of the date of the applicable Contract Default) of the Transaction; and

(c)  last, the remainder, if any, to Omnicell.

8.6.          Unsuccessful Remarketing.  In Transactions involving Equipment, if the Equipment has been made legally available for repossession and Omnicell has been unable to remarket the System during the Remarketing Period, Omnicell shall return the Equipment to Buyer who may remarket it and retain all proceeds from any resulting sale (unless the Transaction does not constitute a lease, in which case any proceeds received by Buyer that exceed the applicable Net Book Value (determined as of the date of the applicable Contract Default) shall be remitted to the applicable Customer or as otherwise required by law).

9.     REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1.          With Respect to this Agreement. Each Party hereby represents, warrants and covenants to the other (and such other Party’s permitted successors and assigns), as of the date hereof, of the Application, and on each date that a Transaction is sold by Omnicell and purchased by Buyer, that:

(a)  it is a duly organized and validly existing corporation in its state of incorporation and has full power to enter into this Agreement and to carry out the transactions contemplated hereby;

(b)  the execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action;

(c)  this Agreement constitutes a legal, valid and binding obligation on its part, enforceable in accordance with its terms;

(d)  neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will constitute (i) a violation or default of any material statute, rule, or decree of any court, administrative agency or governmental body to which it is subject, or (ii) a material default with respect to any material indenture, loan agreement or other material agreement to which it is bound;

(e)  there are no suits or proceedings pending or, to its knowledge, threatened in any court or before any regulatory commission, or other administrative or governmental agency against or affecting it which is reasonably likely to materially impair its ability to perform its obligations hereunder or in connection with any Transaction; and

(f)   it shall notify the other Party promptly upon becoming aware of a Material Adverse Change it experiences.

9.2.          With Respect to Each Transaction.

(a)  Omnicell hereby warrants and represents with respect to each Transaction assigned hereunder, as of the later of the date that the related Assigned Rental Payments or Assigned Service Payments are sold by Omnicell and purchased by Buyer or the date that Omnicell delivers a Customer acceptance certificate in accordance with the terms of Section 3.7, that:

(i)       neither Omnicell, nor its agents have participated in or have any knowledge of any fraudulent act in connection with such Transaction;

(ii)      all documents relating to a Transaction to which Omnicell is a party or by which it is bound will be genuine, legal, valid, and binding obligations of Omnicell;

(iii)     to the best of Omnicell’s knowledge, in all documents where Omnicell is responsible for obtaining the Customer’s signature, the signature of the named Customer is genuine, the individual signing on behalf of the Customer holds the office set forth below his signature and;

(iv)      it has not received and kept any rent or other monies from any Customer in respect of any Transaction (other than any required down payments) which is owed to Buyer and Omnicell will promptly remit any funds owed to Buyer which it may receive;

(v)       the System will have been delivered to the Customer after, or no more than five (5) days prior to, Omnicell’s provision of a copy of the Contract to Buyer pursuant to Section 4.9 and thereafter accepted by the named Customer, properly installed (in the customary manner) at the location indicated in the applicable Application, and will be in good working order, condition and repair, conforming to specifications, reasonable wear and tear excepted, on the date title (subject to the terms and conditions of Section 4.4) to said specific Equipment is transferred to Buyer;

(vi)      Buyer will have good title (subject to the terms and conditions of Section 4.4) to the Equipment and a first priority security interest in the related licenses of Software governed by any Transaction, free and clear of all liens, claims, and encumbrances on the date it is accepted by a Customer on behalf of Buyer, subject only to the interest of the Customer under the Contract and the interest of Omnicell under this Agreement;

(vii)    all sales, use, or property taxes applicable to the System assessed or imposed prior to the time Buyer pays the applicable Purchase Price, shall have been paid or shall be timely remitted by Omnicell to the appropriate taxing authority and Omnicell shall on request provide Buyer with proof of such payment as promptly as possible;

(viii)   the financial statements of Omnicell delivered to Buyer from time to time fairly present the financial position of Omnicell as of the dates thereof and the results of operations of Omnicell for the periods covered thereby, all in conformity with generally accepted accounting principles applied on a consistent basis; and

(ix)     Omnicell has or will deliver to Buyer concurrently with payment of the Purchase Price the lessor’s sole original executed chattel paper constituting the Lease Supplement to the Contract (and certified copies of any master agreement not constituting chattel paper).

(b)  Buyer hereby warrants, represents and covenants with respect to each Transaction assigned hereunder, as of the date such Transaction is sold by Omnicell and purchased by Buyer, that:

(i)       neither Buyer, nor its agents have participated in or have any knowledge of any fraudulent act in connection with such Transaction;

(ii)      it will honor any agreements made or warranties given by Buyer, or its agents, under the Transaction to any Customer in connection with such Transaction, provided they are in writing and duly executed; and

(iii)     all documents relating to a Transaction to which Buyer is a party or by which it is bound will be genuine, legal, valid, and binding obligations of Buyer.

(c)  Omnicell hereby covenants with respect to each Transaction assigned hereunder that:

(i)       it will not transfer or assign its obligation to provide maintenance or to maintain service capability without the prior written consent of Buyer, which consent will not be unreasonably withheld or delayed, provided that this subparagraph will not prohibit the routine subcontracting of maintenance or service obligations by Omnicell, and, provided further, that the Customer shall not be obligated to have its System serviced by Omnicell; and

(ii)      it shall deliver to Buyer within one hundred twenty (120) days of the close of each fiscal year, its audited financial statements or annual report, and, within ninety (90) days of the close of the second fiscal quarter, its six month unaudited financial report, certified by its chief financial officer.

10.   INDEMNITIES

10.1.        By Omnicell.  Omnicell shall indemnify and hold harmless Buyer, its officers, directors, employees and agents (each a “Buyer Indemnified Party”), from any losses, claims, liabilities, demands and expenses, including reasonable attorneys’ fees and additional tax liabilities (collectively “Buyer Claims”) arising out of actions against such Buyer Indemnified Party by any third-party resulting from (i) any breach by Omnicell of its representations, warranties or obligations hereunder, or (ii) any act, failure to act, omission, representation or misrepresentation by Omnicell, its employees or agents in connection with any Transaction or with the sale, use, operation, ownership, licensing, servicing or maintenance of the System, including any strict liability therefor, or (iii) the failure of the System to meet all federal and state standards applicable to the existence and operation of the System, or (iv) the expiration or earlier termination of any patent or copyright pertaining to any item of the System, or (v) any swap of Equipment or Software comprising the System by Omnicell pursuant to the terms of any Service Agreement; provided, however, that for any Buyer Claim arising out of actions against such Buyer Indemnified Party by any Customer, Omnicell shall not indemnify such Buyer Indemnified Party for any failure to collect Assigned Rental Payments under any Transaction or the cost of collection and enforcement of such Assigned Rental Payments.

10.2.        Buyer.  Buyer shall indemnify and hold harmless Omnicell, its officers, directors, employees and agents (each an “Omnicell Indemnified Party”), from any losses, claims, liabilities, demands and expenses, including without limitation reasonable attorneys’ fees and additional tax liabilities (“Omnicell Claims”), arising out of (i) any breach by Buyer of its representations, warranties or obligations hereunder or (ii) any act, failure to act, omission, representation or misrepresentation by Buyer, its employees or agents in connection with any Transaction.

10.3.        Limitations.  Notwithstanding anything in this Agreement to the contrary, Omnicell shall not be required to indemnify a Buyer Indemnified Party for any failure to collect Assigned Rental Payments under any Transaction due to the insolvency, bankruptcy, or financial inability to pay of any Customer.  In no event shall Omnicell or Buyer indemnify a Buyer Indemnified Party or an Omnicell Indemnified Party, as applicable, against liability for indirect, special, consequential or incidental damages including loss of use, revenue or profit regardless of the form of the cause of action. Neither a Buyer Indemnified Party nor an Omnicell Indemnified Party shall be required as a condition to receipt of payments hereunder to contest or to permit Omnicell or Buyer, as applicable, to participate in any contest in connection with the foregoing or to attempt to recover from any Customer through legal proceedings or otherwise.  All indemnities and obligations under this Section 10.3 shall survive the expiration or termination of this Agreement and the expiration or termination of any Transaction, but shall not apply in the case of Buyer Indemnified Party’s or Omnicell Indemnified Party’s negligence, gross negligence or intentional misconduct.

10.4.        Notice.  If any Buyer Claim or action, or any Omnicell Claim or action is brought or threatened against a Buyer Indemnified Party or an Omnicell Indemnified Party, as applicable, and for which Omnicell or Buyer, as applicable, is required to provide indemnity hereunder (the “Indemnifying Party”), such Buyer Indemnified Party or Omnicell Indemnified Party, as applicable, shall promptly notify Indemnifying Party in writing of such Buyer Claim or Omnicell Claim, as applicable.

10.5.        Defense of Claims.  Following the receipt of notice if the Indemnifying Party has been given full authority, information and assistance for the defense of same by Buyer Indemnified Party or Omnicell Indemnified Party, as applicable, Indemnifying Party shall defend such actions or Buyer Claims or Omnicell Claims, as applicable, at its expense and pay all costs, damages and attorneys’ fees which may be awarded in any such action against Buyer Indemnified Party or Omnicell Indemnified Party, as applicable.  Buyer Indemnified Party or Omnicell Indemnified Party, as applicable, shall take all reasonable actions (at the expense of Indemnifying Party) as may be reasonably requested by Indemnifying Party to assist it in the settlement and defense of such Buyer Claim or Omnicell Claim, as applicable.

11.   TERM AND TERMINATION

11.1.        Term.  This Agreement shall be effective as of the Effective Date first set forth on the Signature Page of this Agreement and shall continue until terminated by either Party as set forth in Section 11.2 below.

11.2.        Termination.  This Agreement may be terminated (i) without cause with ninety (90) days prior written notice, or (ii) upon the occurrence of the other Party’s breach of any material covenant of this Agreement, which breach is not cured within thirty (30) days after written notice to such breaching Party.  Upon the termination of this Agreement for any reason, the obligations of the parties with respect to Transactions not funded by Buyer shall cease, but all obligations with respect to Transactions which have been funded by Buyer shall survive.

12.   EVENTS OF DEFAULT, REMEDIES

12.1.        Events of Default.  Each of the following shall be an “Event of Default” under this Agreement.

(A)  If any representation or warranty made by either Omnicell or Buyer in this Agreement shall have proved to have been inaccurate in any substantial and material respect as of the date or dates with respect to which it is deemed to have been made.

(b)  If either Omnicell or Buyer shall breach in any substantial and material respect any material covenant in this Agreement.

(c)  If either Omnicell or Buyer breaches any obligation to indemnify Buyer or Omnicell, as applicable and as set forth in Sections 10.1 or 10.2, hereof, as applicable.

12.2.        Remedies.

(a)  Upon the occurrence and during the continuance of (i) an Event of Default by Omnicell with respect to a particular Contract and (ii) a failure on the part of the Customer under such Contract to pay Assigned Rental Payments when due because of such Event of Default, which failure continues for more than sixty (60) days, Buyer may by written notice to Omnicell declare Omnicell to be in default of this Agreement or an Assignment Agreement and, as its sole remedy, upon demand by Buyer require Omnicell to purchase for cash from Buyer in an amount equal to the applicable Net Book Value, all unpaid Assigned Rental Payments under any Contract as to which such Event of Default directly relates, together with the related Equipment.  In the event of such purchase of Assigned Rental Payments and Equipment by Omnicell, Buyer shall make to Omnicell no representations or warranties as to the sale of such Assigned Rental Payments and Equipment except that Buyer shall represent and warrant that it is conveying to Omnicell the title to such Assigned Rental Payments and Equipment that it received from Omnicell, that there are no liens or encumbrances respecting such Assigned Rental Payments or Equipment in favor of any person claiming by, through or under Buyer, and that no act or omission of Buyer has adversely affected the amount, timing of payment, or collectibility of the Assigned Rental Payments unless disclosed in writing by Buyer to Omnicell and as to which the parties have agreed to a price adjustment to the repurchase price for the Assigned Rental Payments.

(b)  Upon the occurrence of an Event of Default by Buyer, Omnicell may by written notice to Buyer declare Buyer to be in default of this Agreement and, upon demand by Omnicell, Buyer shall pay in a lump sum to Omnicell, Omnicell’s actual damages incurred and reasonably to be incurred by Omnicell by reason of such breach or misrepresentation.

13.   MISCELLANEOUS

13.1.        No Joint Venture. Buyer and Omnicell acknowledge that they are separate entities, each of which has entered into this Agreement for independent business reasons.  Nothing in this Agreement shall be deemed to constitute the creation of a partnership or joint venture for legal purposes.

13.2.        Assignments.  Neither Party may assign any of its rights or obligations hereunder without written consent of the other Party; provided that either Party may without prior written consent assign any of its rights hereunder or under any Transaction to an affiliate or other entity in which a majority of the common stock is owned directly or indirectly by such assigning Party, and Omnicell may without prior written consent assign any of its rights to payment hereunder to any party.  Buyer may, in its sole discretion, securitize or syndicate its rights under any Transaction.

13.3.        Confidentiality.  From time to time either Party may provide information to the other Party which is plainly marked as “Confidential.”  The Parties agree to take reasonable steps to preserve the confidential nature of such information and to prevent its disclosure to third parties. Such information shall not be considered confidential if (i) it is already in the public domain, or (ii) it is obtained from an independent source (unless such independent source is known by the recipient to be legally bound to refrain from such disclosure), or (iii) it is independently developed by the receiving party without reference to the confidential information, as demonstrated by the receiving party’s files and records immediately prior to the date of disclosure.  The Parties will fulfill their obligations hereunder if they exercise the same degree of care to preserve and safeguard such confidential information as they use to preserve and safeguard their own confidential information, but no less than “reasonable care.”  The Parties may disclose confidential information to their respective affiliates, and confidential information relating to specific Transactions may be disclosed by Buyer to its representatives and agents, in the event that such Transactions are referred for collection, and to any purchaser or administrator, in the event that such Transactions are syndicated or securitized, provided that the receiving party agrees to be bound by the terms hereof in writing. Nothing herein shall be deemed to prohibit disclosure of confidential information that is required by law, so long as the disclosing party, so far as practicable, consults with the other party prior to such disclosure and takes such steps as the other party may reasonably request to mitigate the effect of such disclosure.

13.4.        Notices.  All notices, consents, requests, instructions, approvals and communications provided herein shall be validly given, made or served, effective only if in writing, except as otherwise provided herein, and sent by (i) U.S. registered or certified mail, postage prepaid, and return receipt requested, (ii) a nationally recognized overnight delivery; or (iii) electronic facsimile (promptly confirmed in writing) to the other Party at the address and/or facsimile number first stated above, or to such other address and/or facsimile number as such party may designate in writing.

13.5.        Governing Law.  This Agreement will be governed by and construed in accordance with, the laws of the State of California, other than any choice of law rule that would cause the application of the laws of any other jurisdiction, as such laws apply to contracts between California residents performed entirely within California.  The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

13.6.        Venue. Any action or proceeding arising from or relating to this Agreement must may be brought in a federal court in the Northern District of California or in state court in Santa Clara County, California, and each party irrevocably submits to the jurisdiction and venue of any such court in any such action or proceeding.

13.7.        Severability.  If any part of this Agreement shall be contrary to any law which either party might seek to apply or enforce or should otherwise be defective, the other provisions hereof shall not be affected thereby but shall continue in full force and effect, to which end they are hereby declared severable.

13.8.        Headings.  The headings of the sections of this Agreement are for convenience only and shall not be used to interpret or construe this Agreement.

13.9.        Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.

13.10.      Entirety; Amendments.  This Agreement, together with the Exhibits, Riders, Schedules and addenda referred to herein, constitute the entire agreement between Buyer and Omnicell as to the subject matter contemplated herein, and supersedes all prior agreements and understandings relating thereto.  No other agreements will be effective to change, modify or terminate this Agreement in whole or in part unless such agreement is in writing and duly executed by the party to be charged except as expressly set forth herein.  In the event there is any conflict between this Agreement and any ancillary agreements with respect to any Transaction, the terms and conditions of the relevant Exhibit, Schedule, Rider or addenda shall control.

EXHIBIT A

REQUIRED DOCUMENTS

A.            Application Documents.

1.     a complete description of the Equipment;

2.     payment terms requested;

3.     estimated Equipment delivery date;

4.     a complete copy of the proposed Customer’s most recent three fiscal year end audited financial statements including all notes thereto;

5.     if more than six months have elapsed since the end of the immediately prior fiscal year end, the most recent interim financial statement and a comparable interim statement from the prior year; and

6.     a copy of any written lease proposal presented to the potential Customer by Omnicell.

B.            Final Documents.

1.     Assignment Agreement (in the form substantially as shown below);

2.     a copy of the Customer’s Master Agreement;

3.     a copy of the Customer’s Master Service Agreement (if different from Master Agreement);

4.     the original Lease Supplement(s) representing the relevant Transaction and/or Supplement(s) to Service Agreement being assigned to Buyer;

5.     a purchase order from Customer or a mutually agreeable Customer billing reference number;

6.     an Assignment Letter (as shown on Exhibit B); and

7.     evidence of current insurance by Customer as required pursuant to the terms of a Contract.

EXHIBIT B

A.  Form of Assignment Agreement.

AMENDMENT AND ACKNOWLEDGEMENT OF ASSIGNMENT

This Amendment and Acknowledgement of Assignment (this “Amendment”) is made and entered into as of the           day of  , 20     by and between                                         (“Customer”) and Omnicell, Inc. (“Omnicell”).

Whereas, Customer and Omnicell are executing, contemporaneously with this Amendment, that certain SCHEDULE A-2, PRICING SUPPLEMENT NO.        FOR FINANCED PRODUCTS dated                                                      (the “Pricing Supplement”) subject to the terms of that certain Schedule B, FINANCING SCHEDULE dated                (the “Financing Schedule”) entered into subject to certain GENERAL TERMS AND CONDITIONS dated                between Omnicell and the Customer (the “Master Agreement”) (the Pricing Supplement, the Financing Schedule and the Master Agreement shall be collectively referred to herein as the “Agreement”); and

Whereas, Customer and Omnicell wish to amend and supplement the terms of the Agreement as hereinafter set forth;

NOW, THEREFORE, in exchange for the mutual promises and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Customer and Omnicell hereby agree as follows:

1.             Definitions.  Except as otherwise specifically defined herein, terms used herein shall have the same meanings as set forth in the Agreement.

2.             Modification of Section 1.5 of the Financing Schedule.  The Financing Schedule is hereby amended, solely as it pertains to the Pricing Supplement, by adding the following as the last sentence of Section 1.5 thereof:

“Customer hereby acknowledges and agrees that Omnicell is assigning the right to Monthly Lease Payments for the Financed Products described in that certain Schedule A-2, Pricing Supplement For Financed Products dated                                           (the “Pricing Supplement”) entered into hereunder to                               (the “Finance Company”) but the Finance Company is only being assigned the rights to such Monthly Lease Payments and is not undertaking any of Omnicell’s obligations under the Agreement.  (Omnicell shall remain solely liable for all performance obligations as the rentor under the Agreement, all warranties as manufacturer and/or supplier, all claims under any service contract (including, without limitation, any related Schedule D (Support Services Schedule)) or any other matters concerning the Financed Products.  CUSTOMER ACKNOWLEDGES AND AGREES THAT ANY CLAIMS AGAINST OMNICELL UNDER THE AGREEMENT OR AS VENDOR OR SUPPLIER OF THE EQUIPMENT OR UNDER ANY SERVICE CONTRACT SHALL BE MADE SOLELY AGAINST OMNICELL AND NOT THE FINANCE COMPANY AND THAT THE OBLIGATION TO MAKE MONTHLY LEASE PAYMENTS TO THE FINANCE COMPANY OR ITS SUCCESSORS OR ASSIGNS IS ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE SUBJECT TO ANY DISPUTES, CLAIMS, DAMAGES, LIABILITIES, OR OFFSETS AGAINST ANY PAYMENTS DUE UNDER ANY AGREEMENTS FOR ANY REASON WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REMEDIES ARISING FROM NON-PERFORMANCE BY OMNICELL OR FROM ANY FAILURE OF, OR DAMAGE TO,

THE EQUIPMENT).  Monthly Lease Payments and Monthly Support Fees under the Agreement on or after this date shall be remitted to Finance Company (or its successors or assigns) to the address referenced on the invoices.  Any assertion of remedies for non-performance (including, if applicable claims requesting credits against monthly service payments under the Service Supplements,) must be directed ONLY to Omnicell and shall not limit or otherwise affect Finance Company’s unconditional right to collect full payments under the Agreement.”

3.             Insurance Information.  Customer represents and warrants that the insurance information set forth is true and correct, and Omnicell acknowledges receipt of same:

NAME OF INSURANCE COMPANY

NAME OF AGENCY

ADDRESS

TELEPHONE #	POLICY #

POLICY EXPIRATION DATE	; CONTACT PERSON AT AGENCY

4.             Miscellaneous.  This Amendment shall inure to the benefit of, and be binding upon the parties and their respective successors and permitted assigns.  This Amendment, together with those provisions of the Agreement not deleted or modified hereby, represents the entire agreement between the parties as to the subject matter hereof, and supersedes all prior oral and written negotiations, agreements and understandings.  To the extent any current provision of the Agreement conflicts with any provision added to the Agreement or modified via this Amendment, the provision added via this Amendment shall control.  As amended herein, the terms and conditions of the Agreement shall remain in full force and effect.  No modification or addition to this Amendment shall be effective unless such modification or addition is in writing and signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Omnicell, Inc.

By:	By:
Print:	Print:
Its:	Its:

EXHIBIT C

OMNICELL CUSTOMER FORMS

OMNICELL MASTER RENTAL AND SERVICE AGREEMENT

Dated	Master Rental and Service Agreement #

Dear Customer:  In this Omnicell Master Rental and Service Agreement (the “Master Agreement”), we use the words “you” and “your” to mean the Customer indicated below. The words “we”, “us”, and “our” refer to Omnicell, Inc., a Delaware corporation (“Omnicell”).

Omnicell Mailing Address	Customer Billing Address	Customer Delivery Address
Customer Legal Name:
Omnicell, Inc.
1201 Charleston Rd
Mountain View CA 94043
Attn.: Accounts Payable
Tel: 1-800-850-6664	State of Organization:	Tax-Exempt Certificate Attached ☐
	Customer DEA:	*Tax may be charged if not attached.

A.            RENTAL PROVISIONS

1.               Rental Terms. We agree to rent to you and you agree to rent from us certain Omnicell System or Sure-Med System equipment (together with all replacement parts that you may receive under Section B. of this Master Agreement, the “Equipment”), and we agree to license to you and you agree to license from us the accompanying Software (as defined below), in each case, as more fully described in the applicable supplement signed by the parties (the “Supplement”), which will become a part of this Master Agreement. Each Supplement will be subject to, and incorporate by reference, all the terms, conditions, and agreements set forth in this Master Agreement. The terms and conditions on your purchase order will be for reference purposes only. Any terms and conditions included in your purchase order that contradict or are in addition to the terms of the Master Agreement are invalid and will have no force and effect. You agree that each Supplement will be signed by your representative having the authority to bind the Customer. You agree to pay the monthly rent for each unit of Equipment (the “Monthly Rental Payment”) for the number of consecutive months set forth in the applicable Supplement. All Equipment will be new unless otherwise noted as “used” or “reconditioned” on the relevant Supplement.

2.               Additional Equipment. If you would like to add Equipment to your system, we will send you a Supplement listing such additional Equipment (“Additional Equipment”), and you will issue to Omnicell a purchase order for the Additional Equipment, attaching a signed copy of the Supplement. The Monthly Rental Payment per unit will be as set forth in the Supplement. Upon receipt of your purchase order (with the signed Supplement attached), we will deliver the Additional Equipment in accordance with the terms of this Master Agreement.

3.               Term and Rental Payments. The initial lease term for the Equipment will commence upon your execution of the applicable Supplement and shall continue as set forth on such Supplement (the “Initial Rental Term”). You understand that time is of the essence as to your performance. You will be invoiced for the first Monthly Rental Payment within ten (10) days after execution of the Supplement. You agree to pay all subsequent Monthly Rental Payments in advance and no later than the date designated on the invoice. Monthly Rental Payments due do not include any applicable taxes. If any Taxes (as defined in Section C.1. below) are due, we will invoice you for them and you agree to pay the Tax in a timely manner, in addition to your Monthly Rental Payments. Monthly Rental Payments will be made at such place as we may designate in writing. You authorize us to insert for the purposes of the rental, the serial numbers of the Equipment, and other information into each invoice.

4.               Insurance. You agree, at your own cost and expense, to (a) keep the Equipment fully insured against loss until this Master Agreement is paid in full and to have us (or our assignee) named as sole loss payee on all such policies; (b) obtain a general public liability insurance policy in an amount and from an insurance company, in each case, acceptable to us and to include us as an additional insured on the policy; (c) provide us certificates or other evidence of such insurance acceptable to us; and (d) have your insurance company notify us of any significant changes in coverage during the term of this Master Agreement. If you do not provide us with acceptable evidence of insurance, we may, but will not be required to, buy such insurance for you and add a charge to your Monthly Rental Payments which will include the premium cost, costs associated with effecting the insurance and a carrying charge of 1.5% per month on the unpaid premium cost, or the highest rate allowed by applicable law, whichever is lower. We are under no obligation to obtain such insurance, and any loss resulting during a period in which the Equipment is uninsured will be borne by you.

5.               Software. So long as your Monthly Service Payments (as defined in Section B.1. below) remain current, we grant you the right to use one copy only of any software we provide to you relating to the operation, information storage and retrieval, record keeping, and communication of the Equipment (the “Software”) only in the manner described in the written materials accompanying the Software and solely as installed on the Equipment in object code form. You agree not to use the Software in any other way. You agree that (a) the structure and organization of the Software are valuable trade secrets of ours; (b) you will protect the Software as you would other confidential, copyrighted material; (c) we own the Software and any copies of it; (d) the Software is licensed to you only for your use in connection with the Equipment; and (e) you will not assign, sub-license or otherwise grant rights in the Software. You agree not to modify, decompile, reverse engineer, disassemble, or otherwise attempt to obtain the source code of, the Software (or encourage any third party to do so).

Named User Licenses. Certain Software options or products are subject to license keys that limit the number of named users to the number paid for by Customer. You agree that your users will not share user IDs or passwords as a means to use and pay for fewer licenses than the actual number of users.

License Keys. Certain Software options and products are subject to license keys that limit the number of instances of an option or product to the number paid for by Customer. Customer agrees not to reverse engineer the code for these license keys, or in any other way attempt to invoke more instances of the Software options or new products than the number paid for.

6.               Risk of Loss. All shipments are FOB Omnicell’s Dock. You agree to assume and bear the entire risk of casualty or damage to the Equipment from any cause whatsoever from the date of shipment of the Equipment to your premises. No casualty or damage will relieve you from the obligation to make payments or to comply with any other obligation under this Master Agreement. Your acceptance of delivery of any Equipment hereunder will be deemed your acknowledgement that all of the Equipment listed in the applicable Supplement (a) has been received, (b) shows no obvious signs of physical damage, and (c) is accepted by you for all purposes under this Master Agreement.

7.               Ownership of Equipment. We are the owner of the Equipment and Software and will retain at all times title to the Equipment and the Software delivered to you hereunder. No transfer of title to the Equipment or the Software has occurred by virtue of the execution of this Master Agreement. This Master Agreement is an operating lease, and no title will be transferred to you upon expiration of the lease.

8.               Location of Equipment. You agree to keep and use the Equipment only at your delivery address shown above. You agree that the Equipment will not be removed from that address unless you get our written permission in advance to move it.

9.               Return of Equipment. If you choose to return the Equipment at the end of this Master Agreement, you agree to (a) return the Equipment to us promptly in a condition as good as received, allowing for normal wear and tear, to any place in the continental United States that we designate; (b) prepay all expenses of crating and shipping by means we designate and (c) insure the shipment properly. At our option, we will supply you with crating and packing materials. You agree to pay Monthly Rental Payments for each month (or part thereof) following the expiration of the Initial Rental Term until the Equipment is returned.

1              SERVICE PROVISIONS

1.               Scope. Provided you timely pay the monthly service payments (“Monthly Service Payments”) designated on the applicable Supplement, we agree to provide master service on the Equipment and the Software as described in Section B.4. below. Response times and service plans for third party product offerings may differ slightly from those offered by Omnicell. A summary of these terms and conditions is available from your Omnicell sales representative. You agree to pay the Monthly Service Payment for each item of Equipment with the Monthly Rental Payment for that Equipment, unless it is designated on the applicable Supplement that a Monthly Service Payment is not due. See also Section C.12. below with respect to renewals.

2.               Terms and Payments. The term of the service portion of this Master Agreement for a unit of Equipment will be from the date of the applicable invoice through the last day of the month in which the final Monthly Rental Payment will be made. You will be invoiced for the first Monthly Service Payment within ten (10) days after execution of the Supplement.

3.               Installation. We will install any Equipment for which you agree to pay a Monthly Service Payment. You agree to execute an Omnicell Installation Worksheet prior to any Equipment installation. We will make commercially reasonable efforts to complete the installation of such Equipment in a timely manner upon receipt of confirmation that the Equipment has arrived at your location. Installations completed within 240 days of shipment will be performed at no charge. After the 240-day period, Omnicell will charge Customer a flat fee per frame for installation. Prior to arrival of the Equipment at your location, you agree to provide (a) adequate space for the Equipment under conditions suitable to the proper functioning of the Equipment; (b) clean commercial power including our specified Uninterrupted Power Supply (“UPS”) and the necessary communication cable (telephone extension cable and jack or Local Area Network (“LAN”) connection and jack) to each location where the Equipment will be placed; and (c) a mutually agreeable means of remote access for service (“RAS”) at the location of the server(s), with one alternative being a dedicated direct inward dial (DID) communication line. If this dedicated RAS line is not provided, service will be charged at twice the quoted monthly fee amount until a dedicated RAS line is put in place. We will provide all installation personnel, tools, equipment, and material necessary to install the Equipment and will install it in a workmanlike manner.

4.               Master Service. We will perform service to keep the Equipment, the Software, and our portion of any software or hardware interfaces in good working order based on the specific needs of the item of Equipment or Software as determined by us. Master service will include adjustments and replacements of parts as we deem necessary. If we are unable to repair an item of Equipment, we will replace it. Replacement parts will be furnished on an exchange basis. In the event any Equipment becomes disabled for any reason, you agree to immediately advise us of the disability, specifying where the Equipment is located, the nature of the disability and any known cause. Any repairs or adjustments to the Equipment must be performed by an individual specifically trained in the application and use of the Omnicell System. During normal business hours, we will use our good faith efforts to respond to emergency service requests. THIS MASTER AGREEMENT DOES NOT ASSURE UNINTERRUPTED OR ERROR FREE SERVICE. We will provide service whether or not the Equipment has been used properly in applications for which it was intended, provided that service required due to misapplication, abuse, misuse, alteration, or unauthorized repair or installation will be charged as described in Section B.5. below.

5.               Additional Fees for Service. With respect to service required due to misapplication, abuse, misuse, alteration, or unauthorized repair or installation, Customer agrees to be charged for the service at our minimum charge, plus our hourly rate after the first four (4) hours of service and the list price for any replacement parts required. Additionally, in the event you require any Additional Fee-Based Services as described in the Master Agreement Plans, you agree to be charged according to the corresponding schedule of charges. For any Software service performed without a functional RAS line in place, Customer agrees to be charged twice the quoted Monthly Service Payment, plus twice our hourly charge after the first four (4) hours of service. We will charge at our rates and charges in effect at the time the service is performed. You agree to provide us with entry and access to the location of the Equipment for purposes of providing service and repair.

6.               Interfaces. You agree to provide service for your side of any Software or Hardware interfaces.

(a)          Interface Software and Service at No Charge. Omnicell agrees to provide to you three initial interfaces within the first twelve (12) months from the date of invoice for the affected Equipment. The Omnicell side of the interface includes software that will run on the Omnicell System and will receive messages or records from the applicable Hospital Information System (“HIS”), such as ADT/Patient Management, Patient Accounting, Pharmacy or Materials Management. The format of the interface messages or records, and the communications mechanism will be mutually agreed upon by Omnicell, the HIS vendor, and you. Software installation, software set-up, and up to 20 hours of testing (30 hours for Pharmacy or Supply Inventory Replenishment) are included as part of our side of each interface. We are not responsible for (A) producing and transmitting interface messages or records from the HIS; (B) receiving and processing interface messages or records on the HIS; or (C) development, installation, set-up, or testing of the HIS side of each interface. We are only responsible for receiving HIS interface messages or records and processing them on the Omnicell System.

(b)          Chargeable Interface Software and Service. We will charge you for the following Software and services:

(1)         Interface Modifications:  We will charge you a fee for modifications to an interface after initial installation, testing, and your acceptance of that interface. Modifications include, but are not limited to: (A) change in record format; (B) change in communications mechanism; (C) addition of new record types; and, (D) addition of new processing functionality.

(2)         Additional Interfaces:  Any interfaces in addition to the ADT Interface, Patient Charge Interface, and Supply Inventory Replenishment Interface, including initial interfaces not written within the first twelve (12) months described in subsection (a) above will be charged to you at Omnicell’s then-current rate per interface. The specifications for each interface will be mutually agreed upon by us, the vendor responsible for the other side of the interface, and you.

(3)         Replacement of an Existing Interface:  If an existing interface between the Omnicell System and one of your Hospital Information System (“HIS”) systems must be replaced by a new interface, the implementation of the replacement interface will be charged to you at Omnicell’s then-current rate per interface. The specifications for the replacement interface must be collectively agreed upon by us, the vendor responsible for the other side of the interface, and you.

(4)         Services After the Anniversary Date of Invoice:  After the date which is 12 months from the date of invoice of the affected Equipment, all interface services described in 6(a) above will be charged at Omnicell’s standard rates then in effect.

7.               Training. We will provide training in the system management and use of the Equipment at an Omnicell location to one of your employees selected by you, who is qualified to act as “System Administrator”. The System Administrator is responsible for (a) administering and managing the performance of the Equipment, including maintaining the files and monitoring the performance of the Equipment; (b) reviewing and evaluating all end-user requests for service and (c) informing Omnicell of any problems that the System Administrator cannot resolve. The System Administrator Training course can be completed within two to three days at an Omnicell facility, and tuition fees for your designated employee will be waived provided the training is concluded within ninety (90) days from the initial installation date of the Equipment at your location. Travel and other related expenses for System Administrator Training will be your responsibility. We will also provide reasonable end-user training for each location of Equipment.

8.               Biomedical Services Agreement. At your option, you may enter into an Omnicell Biomedical Services Agreement, whereby Omnicell will train your Biomedical staff to provide first-tier support for first response to service calls, as well as additional support to be mutually agreed by the parties. In consideration for your staff taking first call and providing additional support, Customer’s Monthly Service Payment will reflect a discount off of the contract price for service, once the Biomedical Services training has been completed. If your Biomedical staff does not take first call (ex. attempt a hardware repair) and Omnicell on-site assistance is required, Omnicell will charge for on-site service on a time and materials basis. Biomedical Services training must be completed within ninety (90) days of execution of the relevant Supplement for you to receive the discount from the outset of the Master Service Agreement. The cost of the class per person, including tuition, books and materials, is set forth in the price quote provided by your Omnicell sales representative. Travel and other related expenses for Biomedical Services training will be your responsibility.

9.               Upgrades. So long as you remain current in your Monthly Service Payment, Omnicell will issue the following technical and functional improvements to improve Software operations at no additional charge: (a) workarounds: changes in the procedures followed or data supplied to avoid an error without significantly impairing performance of the Software; (b) updates: repairs or replacements of source, object, or executable code versions of the Software to remedy an error; or (c) upgrades: any published revisions to the documentation accompanying the Software and one (1) copy of any new release of the Software meant primarily to enhance existing features or functionality of the Software. Some Software releases may also require an upgrade to hardware. The Monthly Service Payment does not include hardware changes needed to accommodate new releases. Upgrades do not include options or new products for which Omnicell charges customers additional fees. Options and new products are technical or functional releases that provide capabilities outside the original intent and/or scope of the Software. A separate fee will be charged for each option or new product, and for any hardware required in connection with each upgrade, option or new product.

2              GENERAL PROVISIONS

1.               Taxes, Assessments, and Fees. You agree to pay any licensing and registration fees required by the jurisdiction where the Equipment is located, all personal property taxes assessed against the Equipment and the Software, if any, and all other taxes, assessments, fees and penalties (local, state, and federal) which may be levied or assessed on the ownership, leasing, rental, sale, purchase, importation, possession, use, installation or servicing of the Equipment and the Software (collectively, “Taxes”), excluding any Taxes on or measured solely by our net income. Your Monthly Rental Payments and Monthly Service Payments shown in the Supplement do not include any applicable Tax. If any Taxes are due, we will forward the invoice or tax bill to you and you agree to pay the Tax by the applicable due date. We may, but are not obligated to, pay such Taxes and may file such returns on your behalf if you fail to do so, and you agree to reimburse us upon demand for any amount expended for such Taxes, including fees or penalties paid by us hereunder. Your obligations to pay such Taxes which are due or assessed during the term of this Master Agreement are in addition to your obligation for Monthly Rental Payments or Monthly Service Payments, as applicable, and will survive the expiration or termination of this Master Agreement.

Notwithstanding the foregoing paragraph, if you are a tax-exempt entity, then no Taxes should be imposed on this transaction, other than property taxes, which you agree to pay as set forth above. If you fail to provide Omnicell a copy of the certificate evidencing your tax-exempt status, Omnicell may invoice you for Taxes until such time as we receive the certificate. Should your tax-exempt status change during the term of this Master Agreement, then the previous paragraph will apply from the date your change in tax status becomes effective.

2.               Late Charges. If any amount you owe under this Master Agreement (including without limitation any part of a Monthly Rental Payment or Monthly Service Payment) is more than ten (10) days late, you agree to pay (a) interest on any overdue amount at the rate of ten percent (10%) per annum, or the maximum rate allowed by law, whichever is less, and (b) a service charge of five percent (5%) of the amount overdue.

3.               Default. You will be in default of this Master Agreement if:  (a) you fail to pay timely any amounts due hereunder; (b) you materially breach any of the terms, conditions, warranties or representations of this Master Agreement, or any other agreement between you and us relating to the Equipment or the Software; (c) any execution or writ of process is issued in any action or proceeding to seize or detain any item of Equipment; (d) a proceeding in bankruptcy, receivership or insolvency is instituted by or against you; (e) you enter into any agreement or compromise with your creditors; or (f) you become insolvent or unable to pay your debts when due.

4.               Remedies. At any time thirty (30) days after we provide you with written notice of your default, we will have the right to: (a) take immediate possession of the Equipment and the Software without any process of law, enter upon any premises where the Equipment may be and remove it without notice of our intention to do so, without being liable in any action or other proceeding by you; (b) at our option, sell or re-rent the Equipment including the Software at any public or private sales for cash or on credit and you will be liable for the expenses incurred in the repossession, recovery, storage, repair, sale, re-rent, re-licensing and court costs, in addition to any arrears in payment and the balance of the payments provided for herein, together with reasonable attorneys fees, less the net proceeds of disposition, if any, of the Equipment; (c) accelerate all sums payable under this Master Agreement and any other agreements with us and require you to immediately pay us all sums that are already due and the discounted value, at the discount rate of six percent (6%) as of the date of default, of all payments that will be due under this Master Agreement, plus our estimate at the time this Master Agreement was entered into of our residual interest in the Equipment and Software reduced to present value at a discount rate of six percent (6%) as of the date of default, less the net proceeds of disposition, if any, of the Equipment and Software; and/or (d) exercise any other remedy available to us at law or equity, notice thereof being expressly waived by you. Any sums accelerated under this Section will be due and payable upon notice of acceleration and demand for payment and if not so paid, we may institute legal proceedings against you with your being responsible for said sums, court costs, and reasonable attorneys’ fees incurred. Our rights hereunder will be cumulative. You agree that all sums due under the calculations above will become immediately due and payable and are to be construed as liquidated damages rather than a penalty provision. You agree that any delay or failure to enforce our rights under this Master Agreement does not prevent us from enforcing any rights at a later time.

5.               Further Assurances. You agree to provide such additional documents, instruments, and Uniform Commercial Code financing statements to assist us in completing the transactions contemplated by this Master Agreement to protect our rights or our assignee’s rights to the Equipment. You hereby agree to authorize us to file UCC financing statements, amendments, and assignments relating to the Equipment in any location and execute the same as your attorney-in-fact. If we assign this Master Agreement, you agree to execute such documents as we may reasonably request confirming your obligations under this Master Agreement and you agree to make all Monthly Rental Payments and other amounts due under this Master Agreement directly to the assignee. If it is determined that the Monthly Rental Payment includes interest, no such interest will exceed the amount legally allowed.

6.               Liability and Limitation of Liability. WE ARE NOT RESPONSIBLE FOR ANY LOSSES OR INJURIES ARISING FROM THE INSTALLATION, OPERATION, CONDITION, POSSESSION OR USE OF THE EQUIPMENT OR THE SOFTWARE. OUR TOTAL LIABILITY UNDER THIS MASTER AGREEMENT WILL NOT EXCEED THE AMOUNT PAID BY YOU HEREUNDER. IN NO EVENT WILL WE BE LIABLE FOR ANY LOST PROFITS, COST OF COVER, OR OTHER SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ARISING OUT OF THIS MASTER AGREEMENT. TO THE EXTENT PERMITTED BY LAW, YOU HEREBY WAIVE ANY RIGHTS NOW OR HEREAFTER CONFERRED BY STATUTE OR OTHERWISE WHICH MAY REQUIRE US TO SELL, LEASE, LICENSE OR OTHERWISE USE ANY EQUIPMENT OR SOFTWARE IN MITIGATION OF OUR DAMAGES.

7.               Copyright Indemnity. WITH RESPECT TO THE SOFTWARE, WE AGREE TO INDEMNIFY AND DEFEND YOU AGAINST ANY CLAIMS FOR INFRINGEMENT OF ANY U.S. COPYRIGHT (WITH RESPECT TO THE SOFTWARE AS DEFINED IN SECTION A.5.), PROVIDED THAT WE WILL CONTROL THE DEFENSE AND SETTLEMENT OF ALL SUCH CLAIMS. YOU AGREE THAT SUCH INDEMNITY AND DEFENSE WILL BE

OUR SOLE LIABILITY TO YOU AND YOUR SOLE RECOURSE IN THE EVENT A CLAIM OF U.S. COPYRIGHT INFRINGEMENT BASED ON THE SOFTWARE IS BROUGHT AGAINST YOU.

8.               Indemnification. You hereby assume all liability for, and agree to indemnify and defend us and our successors, assigns, agents and employees against any and all liabilities, losses, damages, claims and expenses (including reasonable attorney fees) in any way relating to or arising out of this Master Agreement, the Equipment, the Software or the installation, use, possession, control, return, condition or operation of the Equipment or the Software, including without limitation, claims arising in contract or tort, including negligence, strict liability, products liability or otherwise, except for claims resulting from Omnicell’s gross negligence or intentional misconduct, or claims for U.S. copyright infringement as described in Section C.7. Your obligation to indemnify us will survive the expiration or termination of this Master Agreement.

9.               Limited Warranties. We hereby warrant that, if the Equipment is defective in workmanship or materials, or if the Software we provide is defective during the term of this Master Agreement, we will repair or replace, at our option, the defective part, parts, Software, or Equipment, and you agree that such repair or replacement will be your sole remedy and recourse in the event of such defect. THE WARRANTY GRANTED HEREIN DOES NOT COVER ANY PRODUCTS THAT YOU MAY USE, CREATE, OR INSTALL THAT IS NOT PROVIDED BY US. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, USE AND FITNESS FOR A PARTICULAR PURPOSE. THIS WARRANTY WILL BE VOID AND OF NO FORCE OR EFFECT IF WE DETERMINE THAT ANY EQUIPMENT OR SOFTWARE DEFECT IS DUE TO YOUR MISUSE OR NEGLECT OR ANY UNAUTHORIZED REPAIRS OR TAMPERING WITH THE EQUIPMENT OR SOFTWARE. YOU AGREE THAT YOUR OBLIGATIONS TO MAKE MONTHLY RENTAL PAYMENTS ARE NOT SUBJECT TO ANY CLAIMS OR DEFENSES WHICH YOU MAY HAVE DUE TO PERFORMANCE UNDER THE SERVICE PORTION OF THIS MASTER AGREEMENT OR THE WARRANTIES CONTAINED IN THIS SECTION C.9.

10.         HIPAA; Compliance with Laws. The parties acknowledge and agree that Omnicell may be considered a “business associate” under the privacy and security regulations promulgated under the Health Insurance Portability and Accountability Act (HIPAA) because Omnicell occasionally may access protected individually identifiable health information (“PHI”) in the course of providing service under this Master Agreement. In the limited circumstances where Omnicell accesses PHI, we will appropriately safeguard PHI, and will comply with applicable legal requirements relating to PHI to the same extent that our customers would be required to comply with such requirements. Customer agrees to operate the Equipment in accordance with applicable laws and regulations, including HIPAA. Likewise, Omnicell agrees to perform its service obligations in accordance with applicable laws and regulations, including HIPAA.

11.         No Termination. This Master Agreement may not be terminated early.

12.         Automatic Renewal. At the end of the term for each unit of Equipment, you may choose to: (a) return the unit of Equipment and any accompanying Software to us, or (b) request a Supplement from Omnicell and issue a purchase order, in each case extending this Master Agreement for the applicable Equipment. If you do not notify us in writing of your selection of one of the previous two options prior to the end of any term, this Master Agreement will automatically convert to a month-to-month rental and service agreement at the then-current month-to-month rental and service rates for the affected Equipment. In case of such conversion to a month-to-month rental and service agreement, all provisions of this Master Agreement will remain in full force and effect.

13.         Assignment. Without our prior written consent, you have no right to directly or indirectly sell, transfer, assign, encumber, sublease, or sublicense (a) the Equipment, (b) the Software, or (c) this Master Agreement. We may sell, assign, encumber, or transfer this Master Agreement and any or all of our rights created by it subject to your rights hereunder. Any such assignment will not relieve us of our obligations to you and you agree not to hold any assignee liable for any of these obligations. You agree that the rights of the new owner or assignee will not be subject to any claims, counter-claims, defenses, or set-offs that you may have against us, including warranty claims with respect to the Equipment or claims with respect to service provided under Section B. We may subcontract any part of our obligations under the service portion of this Master Agreement, provided we will remain primarily liable to for the obligations and duties to provide service hereunder.

14.         California Law, Jurisdiction and Venue. This Master Agreement will be construed, governed, interpreted, and enforced in accordance with the laws of the State of California and will be deemed to be fully and solely executed, performed, and/or observed in the State of California. All actions or proceedings arising under this Master Agreement will be brought in the Federal Courts of the Northern District of California or the State Courts located in Santa Clara County, State of California, and the parties hereby consent to and waive any objection to the jurisdiction of such court.

15.         Notices. Any notices given under this Master Agreement will be deemed received five (5) days after the date of mailing, one (1) day after dispatch by overnight courier service, or upon receipt if by hand delivery.

16.         Severability. If any provision of this Master Agreement is held to be invalid or otherwise unlawful, void, or for any reason unenforceable, then that provision will be enforced to the maximum extent permissible by law so as to effect the intent of the parties, and the remainder of this Master Agreement shall continue in full force and effect.

You agree to all the terms and conditions of this Master Agreement. These terms and conditions are a complete and exclusive statement of our agreement with respect to the subject matter hereof and may be modified only by a written agreement signed by both of us and not by course of performance. Any terms and conditions on any purchase order you submit in conjunction with this Master Agreement will be invalid and of no force or effect to the extent such terms and conditions contradict or are in addition to the terms of this Master Agreement. By signing this Master Agreement, each of us represents that he/she has the authority to bind our respective parties to this Master Agreement.

Accepted:

OMNICELL, INC.	CUSTOMER

Signature	Signature

Print Name:	Print Name:

Title:	Title:

Date:	Date:

Omnicell Service Plans(1)

	Disabled System (Delivered Products are unavailable for clinical use)		Non-Critical Failure (All support states other than Disabled)
Phone Support	24 Hours/Day 7 Days/Week
Phone Engineer Live Coverage	6AM to 10PM CST 7Days/Week
Answering Service Coverage	10PM to 6AM CST 7 Days/Week
Maximum Response Time via Phone:	30 Minutes (Monday-Friday 6AM – 6PM CST) 2 Hours (Monday-Friday 6PM – 6AM CST & Saturday-Sunday)
Response Time On-Site:	Platinum:	3 Hours (where avail)
(Maximum)	Gold:	6 Hours	24 Hours
	Shared Service:	6 Hours*

*First Response By Customer Mandatory

On-Site Availability (if necessary)	24 Hours/Day 7 Days/Week
Uptime Commitment	Platinum:	98%
	Gold:	96%	N/A
	Shared Service:	N/A
Repair/Replacement Parts	Included
Remote Software & Interface Diagnostics	Included (Requires VPN) Proactive Remote Available via Secure Server

Rate Schedule

Service Category	Rate
Spare Parts On Site	40% Discount
Standard Time & Materials (Customer is not currently purchasing Support Services from Omnicell)	$250 / Hour (4 hour minimum)(2)
Time & Materials (Non Standard Support Services)	$175 / Hour (4 hour minimum)(2)

Master Agreement #

OMNICELL MASTER AGREEMENT

This MASTER AGREEMENT, dated as of        , 200     (“Effective Date”), is made and entered into by and between Omnicell, Inc., a Delaware corporation (“Omnicell”) and        , a       corporation (“Customer”) (each individually, a “Party,” and collectively, the “Parties”) and includes the General Terms and Conditions and all Schedules, Attachments and Exhibits attached hereto as indicated by an ‘X’ marked in a box to the left of the appropriate Schedules, Attachments and/or Exhibits as specified below (collectively, the “Agreement”).

General Terms and Conditions

☒	Schedule A	Pricing Supplement

☒	Schedule B	Financing Schedule

	☒	Attachment B-1 Assignment Letter

	☒	Attachment B-2 Non-Appropriations Rider

☒	Schedule C	Software License Schedule

☒	Schedule D	Support Services Schedule

	☐	Attachment D-1 Shared Services Rider

☐	Schedule E	OmniBuyer Schedule

☒	Schedule F	Tax Documentation

Omnicell Mailing Address	Customer Billing Address	Customer Delivery Address
Customer Legal Name:
Omnicell, Inc.
1201 Charleston Rd
Mountain View, CA 94043
Attn.: Accounts Payable		Tax-Exempt Certificate Attached ☐
Tel: 1-800-251-6664		* Tax may be charged if not attached.

Both Parties agree to all the terms and conditions of this Omnicell Master Agreement. These terms and conditions are a complete and exclusive statement of the Agreement with respect to the subject matter hereof and may be modified only by a written agreement signed by both of the Parties and not by course of performance. By signing this Agreement, each Party represent that it has the authority to bind its respective Party to this Agreement.

Accepted:

OMNICELL

Signature	Signature

Print Name:	Print Name:

Title:	Title:

* All defined terms are capitalized herein and defined in Section 9.

1.             ORDERING & PAYMENT

1.1          Initial Order. This Agreement sets forth the terms and conditions applicable to various commercial transactions between Customer and Omnicell (and its assigns, as applicable). Such transactions may include (a) the purchase of Purchased Products and/or Pass-Through Equipment, (b) the financing of Financed Products and/or Support Services, (c) the license of Licensed Software, and/or (d) the provision by Omnicell of Support Services, in each case as set forth on one or more Pricing Supplements attached hereto as Schedule A and supplemented by the applicable terms and conditions of the applicable portions of this Agreement. The terms and conditions on Customer’s purchase order will be for reference purposes only. Any terms and conditions included on Customer’s purchase order that contradict or are in addition to the terms of the Agreement are invalid and will have no force and effect. Customer agrees that each purchase order will be signed by a representative having the authority to bind the Customer.

1.2          Follow-On Orders. In the event that Customer desires to add additional Delivered Products or additional Support Services, Omnicell will send Customer an additional Pricing Supplement substantially in the form of the initial Pricing Supplement set forth in Schedule A listing such additional Delivered Products and/or Support Services (“Additional Products”) such additional supplements will be identified sequentially commencing with Schedule A-1, and Customer will issue to Omnicell a purchase order for such Additional Products, attaching a copy of the additional Pricing Supplement. The purchase price per unit will be as set forth in such additional Pricing Supplement. Upon receipt of Customer’s purchase order (with the additional Pricing Supplement attached), Omnicell will deliver the Additional Products in accordance with the terms of this Agreement and any applicable Pricing Supplement.

1.3          Payment Terms and Late Fees. Customer agrees to pay, when due, all Scheduled Payments set forth on the applicable Pricing Supplement. Unless otherwise expressly stated in an applicable Pricing Supplement, all amounts due under this Agreement shall be due and payable by Customer thirty (30) days after the date of an applicable invoice. Any amounts due under this Agreement not received by Customer within fifteen (15) days of the due date shall be subject to (a) a service charge of one and one half percent (1 1/2%) per month, or the maximum charge permitted by law, whichever is less, and (b) a service charge of five percent (5%) of the amounts overdue. Invoices that are not disputed in writing within thirty (30) days from the date of invoice may not be contested nor offset by Customer for any reason.

1.4          Taxes. Customer shall pay all taxes, duties, levies, tariffs or similar charges of any kind (including withholding or value added taxes) imposed by any federal, state, local, or other governmental entity for products or services provided under this Agreement, excluding only taxes based solely on Omnicell’s net income. If any taxes are due, Omnicell will invoice Customer and Customer agrees to pay all taxes in a timely manner. Omnicell may, but is not obligated to pay such taxes and may file such returns on Customer’s behalf if Customer fails to do so, and Customer agrees to reimburse Omnicell upon demand for any amount expended for such taxes, including fees or penalties. Customer shall hold Omnicell harmless from all claims and liability arising from Customer’s failure to support or pay any such taxes, including duties, levies, tariffs or similar charges. In addition, Customer agrees to complete the Tax Document set forth in Schedule F.

Notwithstanding the foregoing paragraph, if Customer is a tax-exempt entity, then no taxes should be imposed on this transaction, other than property taxes, which Customer agrees to pay as set forth above. If Customer fails to provide Omnicell a copy of the certificate evidencing Customer’s tax-exempt status, Omnicell may invoice Customer for Taxes until such time as Omnicell receives the certificate. Should Customer’s tax-exempt status change during the Term, then the previous paragraph will apply from the date Customer’s change in tax status becomes effective.

1.5          Insurance. Until the Purchase Price or all Monthly Lease Payments, as applicable, for a unit of the Delivered Products are paid in full, Customer agrees, at its own cost and expense, (a) to keep such Delivered Product fully insured against loss; (b) to name Omnicell as an additional insured on all applicable insurance policies; (c) provide Omnicell, at Omnicell’s option, certificates or other evidence of such insurance reasonably acceptable to Omnicell and (d) have Customer’s insurance company notify Omnicell of any material changes in coverage during the term of this Agreement.

2.             INTERFACES & TRAINING

2.1          Initial Interfaces. Omnicell agrees to provide to Customer the Omnicell side of three initial interfaces within the first twelve (12) months from the date of invoice for the affected Delivered Products. Such interfaces will run on the Omnicell System and will receive messages or records from the applicable Hospital Information System (“HIS”), such as ADT/Patient Management, Patient Accounting, Pharmacy or Materials Management. The format of the interface messages or records, and the communications mechanism will be mutually agreed upon by Omnicell, the HIS vendor, and the Customer. Interface installation, interface set-up, and up to 20 hours of testing (30 hours for Pharmacy or Supply Inventory

Replenishment) are included as part of Omnicell’s side of each interface. Omnicell is not responsible for (A) producing and transmitting interface messages or records from the HIS; (B) receiving and processing interface messages or records on the HIS; or (C) development, installation, set-up, or testing of the HIS side of each interface. Omnicell is only responsible for receiving HIS interface messages or records and processing them on the Delivered Products.

2.2          Additional, Modified or Replacement Interfaces. For all additional, modified or replacement interfaces not included in the original Pricing Supplement, Omnicell will charge Customer its then-current rates for such interfaces. Modified interfaces include, but are not limited to: (A) change in record format; (B) change in communications mechanism; (C) addition of new record types; and, (D) addition of new processing functionality. Additional interfaces include those interfaces that are in addition to the ADT Interface, Patient Charge Interface, and Supply Inventory Replenishment Interface. Replacement interfaces shall include any replacement to an existing interface between the Omnicell system and one of Customer’s HIS systems. The specifications for the additional modified or replacement interfaces must be collectively agreed upon by Omnicell, the vendor responsible for the other side of the interface, and the Customer.

2.3          Training. Omnicell will provide training in the system management and use of the Delivered Products at a location identified in an applicable Pricing Supplement to one of Customer’s employees selected by Customer who is qualified to act as a system administrator (“System Administrator”). Such training shall be provided at the rates set forth in the Pricing Supplement. The System Administrator is responsible for (a) administering and managing the performance of the Delivered Products, including maintaining the files and monitoring the performance of the Delivered Products; (b) reviewing and evaluating all end-user requests for service and (c) informing Omnicell of any problems that the System Administrator cannot resolve. Travel and other related expenses for System Administrator Training will be the responsibility of the Customer. Omnicell will also provide reasonable end-user training for each location of Delivered Products at the rates set forth in the applicable Pricing Supplement.

3.                                      DELIVERY, INSTALLATION, ACCEPTANCE & PASS-THROUGH EQUIPMENT

3.1          Delivery. All shipments are FOB Omnicell’s Dock. Customer agrees to assume and bear the entire risk of casualty or damage to the Delivered Products from any cause whatsoever from the date of shipment of a Delivered Product from Omnicell’s dock to Customer’s premises. No casualty or damage will relieve Customer from the obligation to make Scheduled Payments or to comply with any other obligation under this Agreement. Customer’s acceptance of delivery of any Delivered Product hereunder will be deemed Customer’s acknowledgement that all of the Delivered Products listed in the applicable purchase order (a) has been received, and (b) shows no obvious signs of physical damage.

3.2          Installation. Omnicell agrees to install any Delivered Products order identified in a Pricing Supplement at the rates set forth in such Pricing Supplement. Customer agrees to execute an Omnicell Installation Worksheet prior to any Delivered Product installation. Omnicell will make commercially reasonable efforts to complete the installation of such Delivered Products in a timely manner upon receipt of confirmation that the Delivered Products have arrived at Customer’s location. Delivered Products not installed within 240 days, due to Customer’s actions or inactions, will incur the additional charges set forth in the applicable Pricing Supplement.

Prior to arrival of the Delivered Products at Customer’s location, Customer agrees to provide (a) adequate space for the Delivered Products under conditions suitable to the proper functioning of the Delivered Products; (b) clean commercial power including our specified Uninterrupted Power Supply (“UPS”) and the necessary communication cable (telephone extension cable and jack or Local Area Network (“LAN”) connection and jack) to each location where the Delivered Products will be placed; and (c) a mutually agreeable means of remote access capability (ex. RAS or VPN; “RAC”) at the location of the server(s), with one alternative being a dedicated direct inward dial (DID) communication line. If this dedicated RAC line is not provided, service will be charged at twice the quoted monthly fee amount until a dedicated RAS line is put in place. Omnicell will provide all installation personnel, tools, equipment, and material necessary to install the Delivered Products and will install it in a workmanlike manner.

3.3          Acknowledgement Form. When each Delivered Product is installed and is, in all material respects, up and running in accordance with its Functional Specifications, Customer hereby agrees to promptly sign an acknowledgement form confirming the foregoing. In order to facilitate Customer’s signature on an acknowledgement form, Omnicell agrees to conduct a demonstration showing that the Delivered Products function as set forth in the previous sentence. If the Customer has not signed the acknowledgement form within ten (10) days of a successful demonstration, then the Delivered Products shall be deemed accepted by Customer per the language of the acknowledgement form.

3.4          Customer Supplied Equipment/Equipment Provided On a “Pass-Through” Basis. Customer shall be solely responsible for procuring, purchasing, installing, and maintaining all equipment, telephone lines, communications interfaces, Customer operating systems or support software and other hardware necessary to operate the Delivered Products. All such customer provided equipment and software must meet Omnicell’s specifications in order to facilitate the operation of Delivered Products.

At the request of Customer and for sake of convenience, Omnicell may provide Pass-Through Equipment as identified in an applicable Pricing Supplement. Notwithstanding anything to the contrary set forth in this Agreement, in no event shall Omnicell be responsible for installing and/or providing Support Services relative to the Pass-Through Equipment. Although Omnicell will work in good faith the Customer to pass through any warranties which may be provided by original manufacturer, OMNICELL SPECIFICALLY DISCLAIMS ALL EXPRESS, IMPLIED, OR STATUTORY WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NON INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE RELATED TO PASS-THROUGH EQUIPMENT. ONCE CUSTOMER ACCEPTS PASS-THROUGH EQUIPMENT PURSUANT TO THE TERMS OF SECTION 3.3 ABOVE, ITS OBLIGATION TO MAKE ALL SCHEDULED PAYMENTS WITH RESPECT TO SUCH PASS-THROUGH EQUIPMENT SHALL BE UNCONDITIONAL. ANY AND ALL CLAIMS RELATED TO SUCH PASS-THROUGH EQUIPMENT SHALL BE BROUGHT ONLY AGAINST THE MANUFACTURER OF SUCH PASS THROUGH EQUIPMENT. CUSTOMER MAY NOT OFFSET ANY SUCH CLAIMS AGAINST AMOUNTS OWING TO OMNICELL OR ITS ASSIGNS UNDER THIS AGREEMENT.

4.             CONFIDENTIALITY.

4.1          Protection of Confidential Information. Each Party shall retain the other Party’s Confidential Information in the strictest confidence and shall not disclose such Confidential Information to any person, third party, contractor, agent, assign, company, machine, or other person or entity without the other Party’s prior express written consent. Notwithstanding the foregoing, each Party may disclose the other Party’s Confidential Information to: (i) any of its directors, officers and employees, or (ii) to legal counsel, auditors and any other consultants specified in a writing signed by both Parties; provided that the recipient(s) (i) has a need to know the information, (ii) has been advised of the confidential nature of the information, and (iii) is under an obligation of confidentiality and an obligation to use the information solely to assist the Party it represents in performing its obligations under or realizing the benefits contemplated for such Party under this Agreement.

4.2.         Restricted Use. Each Party, including any parent, subsidiary, affiliate, agent, consultant or otherwise agrees:

(i). to use the Confidential Information only for the purposes of this Agreement and as expressly permitted by this Agreement;

(ii) not to make copies of or store Confidential Information or any part thereof except as expressly permitted by this Agreement; and

(iii)  to reproduce and maintain on any copies of any Confidential Information such proprietary legends or notices (whether of disclosing Party or a third party) as are contained in or on the original or as the disclosing Party may otherwise reasonably request.

4.3          Required Disclosure. Nothing in this Agreement shall prohibit either Party from disclosing Confidential Information if legally required to do so by judicial or governmental order, provided that the disclosing Party shall give the other Party prompt notice of such requirement prior to disclosure and cooperate with the other Party in the event that the other Party elects to contest such disclosure or seek a protective order at the other Party’s sole expense with respect thereto.

5.             TERM & TERMINATION

5.1          Term. This Agreement shall become effective on the Effective Date and shall continue in full force and effect unless otherwise terminated as provided herein (the “Term”); provided, however, that the term of any Pricing Supplement will be as set forth in such Pricing Supplement. Except as stated otherwise in a Schedule, Attachment and/or Exhibit to this Agreement, individual Schedules, Attachments and/or Exhibits to this Agreement may be terminated in accordance with this Section 5; provided, however, in no event will these General Terms and Conditions ever terminate while a Schedule, Attachment and/or Exhibit to this Agreement remains in effect.

5.2          Termination for Cause. Either Party (except for Customer with respect to Section 5.2(i) below) may, by written notice to the other Party, terminate this Agreement if any of the following events occur (“Termination Events”); provided, that no such termination will entitle Customer to a refund of any portion of the Scheduled Payments pursuant to this Agreement:

(i)  Customer fails to pay to Omnicell any Scheduled Payments within fifteen (15) days after Omnicell provides Customer written notice of such non-payment;

(ii)  A Party is in material breach of any non-monetary term, condition or provision of this Agreement, which breach is not cured within thirty (30) days after the non-breaching Party gives the breaching Party written notice of such breach; or

(iii)  The other Party (a) terminates or suspends substantially all of its business activities, (b) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or (c) becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes which are not rescinded within sixty (60) days.

5.3          Effect of Termination. Upon termination of this Agreement for any reason, Customer shall immediately discontinue use of the Licensed Software, Support Services, Documentation and Omnicell Confidential Information and within ten (10) days certify in writing to Omnicell that all copies, extracts or derivatives of the Licensed Software, Documentation and Omnicell Confidential Information, in whole or in part, in any form, have either been returned to Omnicell or destroyed in accordance with Omnicell’s specific instructions.

5.4          Survival. Notwithstanding any termination of this Agreement, Sections 4 (CONFIDENTIALITY), 6.3 (DISCLAIMER OF WARRANTY), 7 (INDEMNIFICATION AND LIMITATION OF LIABILITY), 8 (GENERAL) and 9 (DEFINITIONS) shall, to the fullest extent of the law, survive termination of this Agreement indefinitely. All other rights and licenses granted hereunder will cease upon termination.

6.             WARRANTY & DISCLAIMER

6.1          Conformity with Specifications. Omnicell warrants to Customer that the Delivered Products, if used by Customer in accordance with the Documentation, shall operate in substantial conformity with its Functional Specifications for a period of thirty (30) days after the Effective Date. Omnicell does not warrant to Customer that use of the Delivered Products will be uninterrupted, error free or will meet all of Customer’s requirements. To the extent the Delivered Products fails to substantially conform to its Functional Specifications, Omnicell’s sole and exclusive liability to Customer shall be, at Omnicell’s sole election, to correct any material non-conformities discovered within the warranty period or replace the non-conforming Delivered Products.

6.2          Warranty Exclusions. The above remedies in Sections 6.1 are available only if: (i) Customer promptly notifies Omnicell in writing of non-conformities within the warranty period set forth therein; (ii) Omnicell’s examination of the Delivered Products discloses that such nonconformities exist; and (iii) the Delivered Products have not been used or modified other than in accordance with the Documentation or subjected to negligence, or computer or electrical malfunctions.

6.3          Disclaimer of Warranty. OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT, OMNICELL SPECIFICALLY DISCLAIMS ALL EXPRESS, IMPLIED, OR STATUTORY WARRANTIES, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR TITLE. THIS WARRANTY GRANTED HEREIN DOES NOT COVER ANY PRODUCT THAT CUSTOMER MAY USE, CREATE OR INSTALL THAT IS NOT PROVIDED BY OMNICELL.

7.             INDEMNIFICATION & LIMITATION OF LIABILITY

7.1          Indemnification By Omnicell for Infringement. Omnicell shall defend or, at its sole option, settle, any third party claim(s) brought against Customer relating to infringement of any United States copyright, trade secret or trademark by the Delivered Product as delivered, and to indemnify Customer against all damages and costs assessed against Customer under any such claim or action; provided, that Customer has taken all reasonable steps to mitigate any potential expenses and provides Omnicell with (i) prompt written notice of any such claim or action, or possibility thereof; (ii) sole control and authority over the defense or settlement of such claim or action; and (iii) proper and full information and assistance to settle and/or defend any such claim or action. Customer shall have the right to employ separate counsel and participate in the defense at its own expense; provided that Omnicell shall control the defense. Omnicell may, at its sole option and expense, either: (a) procure for Customer the right to use the infringing Delivered Product as provided herein; (b) replace the infringing Delivered Product with a non-infringing product; (c) modify the infringing Delivered Product so that it is not infringing; or (d) demand return of the infringing Delivered Product, refund the remaining value of fees associated with such Delivered Product to Customer (as amortized over a sixty (60) month life) and terminate this Agreement. Upon exercise of option (d) in the previous sentence, Omnicell shall have no further obligations or liability to Customer with respect to this Section 7.1. Except as specified in this paragraph, Omnicell will not be liable for any costs or expenses incurred without its prior written consent.

7.2          Exceptions. The foregoing indemnity obligations shall not apply to the extent the infringement arises as a result of (i) modifications to the Delivered Products made by any party other than Omnicell or Omnicell’s authorized representative, (ii) use of other than the most current version of the Delivered Products generally made available by Omnicell, (iii) the combination or use of the Delivered Products with materials not furnished by Omnicell, or (iv) use of the Delivered Products outside the scope of this Agreement.

7.3          Indemnification By Customer. Customer hereby agrees to indemnify, defend and hold harmless Omnicell and its successors, assigns, agents and employees against any and all liabilities, losses, damages, claims and expenses (including reasonable attorney fees) arising out of the use, possession or control of the Delivered Products, including without limitation, claims arising in contract or tort, except for claims resulting from Omnicell’s intentional misconduct, or claims for infringement as described in Section 7.1. Customer’s obligation to indemnify Omnicell will survive the expiration or termination of this Agreement.

7.4          Limitation on Liabilities. IN NO EVENT SHALL OMNICELL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, OR LOSS OF DATA IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION REGARDLESS WHETHER ALLEGED AS A BREACH OF CONTRACT, TORT, OR NEGLIGENCE, EVEN IF THE CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT WILL OMNICELL’S CUMULATIVE LIABILITY TO CUSTOMER FOR DAMAGES UNDER THIS AGREEMENT EXCEED THE AMOUNT OF PAYMENTS ACTUALLY PAID BY CUSTOMER TO OMNICELL HEREUNDER.

IN ADDITION, OMNICELL MAKES NO REPRESENTATIONS AND WARRANTIES ABOUT THE IMPACT OF CUSTOMER’S USE OF THE DELIVERED PRODUCTS OR CUSTOMER’S USE OF OTHER MEDICAL DEVICES OR EQUIPMENT. THE CLINICAL INFORMATION CONTAINED IN CERTAIN OF THE DELIVERED PRODUCTS IS INTENDED AS A SUPPLEMENT TO, AND NOT A SUBSTITUTE FOR THE KNOWLEDGE, EXPERTISE, SKILL, AND JUDGMENT OF PHYSICIANS, PHARMACISTS, OR OTHER HEALTHCARE PROFESSIONALS IN PATIENT CARE. THE ABSENCE OF A WARNING FOR A GIVEN DRUG OR DRUG COMBINATION SHOULD NOT BE CONSTRUED TO INDICATE THAT THE DRUG OR DRUG COMBINATION IS SAFE, APPROPRIATE OR EFFECTIVE IN ANY GIVEN PATIENT. AS SUCH AND EXCEPT AS EXPLICITLY STATED OTHERWISE IN THIS AGREEMENT, IN NO EVENT WILL OMNICELL BE LIABLE FOR ANY DAMAGES ASSOCIATED WITH CUSTOMER’S USE OF THE DELIVERED PRODUCTS OR CUSTOMER’S USE OF OTHER MEDICAL DEVICES OR EQUIPMENT.

8.             GENERAL

8.1          Notices. Any notice required or permitted under the terms of this Agreement or required by law must be in writing to the address set forth in the Preamble of this Agreement and must be: (i) delivered in person; or (ii) sent by first-class registered mail, or air mail, as appropriate; or (iii) sent by overnight air courier, in each case delivery costs prepaid and properly posted to the address indicated on the first page of this Agreement. Notices shall be considered to have been given at the time of actual delivery in person, three (3) business days after deposit in the mail as set forth above, or one (1) business day after delivery to an overnight air courier service.

8.2          Assignment. Customer shall not effect, or attempt to effect, any assignment, sale, transfer, sublease or sublicense of this Agreement or the Delivered Products, without the prior written consent of Omnicell, which consent will not be unreasonably withheld; provided, however, that Omnicell may withhold its consent to a proposed assignment, in its sole discretion, if such assignment is to an Omnicell competitor or involves Delivered Products which are financed pursuant to the Financing Schedule attached hereto as Schedule B.

Omnicell may sell, assign, encumber or transfer this Agreement and any or all of our rights created by it, provided the assignment will not relieve Omnicell of its obligations to Customer, and Customer agrees not to hold any assignee liable for any of these obligations. Customer agrees that the rights of the new owner or assignee will not be subject to any claims, counter-claims, defenses, or set-offs that Customer may have against the manufacturer of Pass-Through Equipment or Omnicell, including claims with respect to Support Services provided under Schedule D. Omnicell may subcontract any part of our obligations under the service portion of this Agreement, provided Omnicell will remain primarily liable to for the obligations and duties to provide service hereunder.

8.3          Governing Law. This Agreement shall be governed in accordance with the laws of the State of California, without reference to conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement. To the extent permissible by law, the Uniform Computer Information Transaction Act will not apply to this Agreement.

8.4          Dispute Resolution. Except as provided below, all disputes arising from or relating to this Agreement shall be resolved as follows: the senior management of both parties shall promptly meet to attempt to resolve such disputes. If such senior management cannot resolve the dispute within two (2) business days (or other mutually acceptable time frame), either party may make a written demand for formal dispute resolution and specify therein the scope of the dispute. Within ten (10) business days after such written notification, the parties agree to meet for one (1) day with an impartial mediator (mutually and reasonably agreeable by the parties) and consider dispute resolution alternatives other than litigation. If an alternative method of dispute resolution is not agreed upon within ten (10) business days after the one-day mediation, either party may begin litigation proceedings. This provision shall not preclude either Party from seeking equitable relief to protect its interests, including but not limited to seeking preliminary and permanent injunctive relief, as well as money damages, in any dispute involving its Confidential Information or Intellectual Property Rights.

8.5          Independent Contractors. The relationship of Omnicell and Customer established in this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed or implied to the contrary.

8.6          Severability. In the event that any provision of this Agreement conflicts with governing law, or if any provision is held to be null, void or otherwise ineffective or invalid by a court of competent jurisdiction, the remaining terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect.

8.7          No Waiver. The failure of either Party to enforce at any time any of the provisions of this Agreement shall not be deemed to be a waiver of the right of either Party thereafter to enforce any such provisions. No waiver, amendment or variation to this Agreement shall be valid unless in writing and signed by both Parties.

8.8          Force Majeure. Except for the obligation to make payments, non-performance of either Party shall be excused to the extent that performance is rendered impossible by strike, fire, war, flood, governmental acts or orders or restrictions, failure of suppliers, or act of God, or any other reason where failure to perform is beyond the control of the non-performing Party.

8.9          Publicity. Customer acknowledges that Omnicell may desire to use its name in press releases, product brochures and financial reports indicating that Customer is a customer of Omnicell, and Customer agrees that Omnicell may use its name in such a manner.

8.10        Entire Agreement. This is an integrated Agreement and all attachments hereto and incorporated herein constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements, intentions, or representations, oral or written, relating to this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party. Both Parties acknowledge having read the terms and conditions set forth in this Agreement and all attachments hereto, understand all terms and conditions, and agree to be bound thereby.

DEFINITIONS

9.1          “Confidential Information” means any information, technical data, or know-how, including, but not limited to, development, inventions, processes, designs, drawings, formulas, engineering, marketing, finances, financial models, and business plans, pricing and the terms of this Agreement which is designated in writing to be confidential or proprietary, or if given orally, is confirmed promptly in writing as having been disclosed as confidential or proprietary. Confidential Information does not include information, technical data or know-how which (i) is in the possession of the receiving party at the time of disclosure as shown by the receiving party’s files and records immediately prior to the time of disclosure; or (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any inaction or action of the receiving party; or (iii) is approved for release by the disclosing party.

9.2          “Delivered Products” shall mean the Financed Products, Purchased Products and/or the Licensed Software and all associated Documentation (together, with all replacement parts which may be provided pursuant to Support Services) which is/are provided to Customer by Omnicell pursuant to a Pricing Supplement.

9.3          “Documentation” shall mean help files or instruction manuals regarding the use of the Delivered Products and/or Support Services generally made available by Omnicell to its customers.

9.4          “Financed Products” shall mean the Licensed Software, Pass-Through Equipment and/or Omnicell Equipment which is/are provided to Customer by Omnicell pursuant to this Agreement, as more specifically set forth in a Pricing Supplement for Financed Products.

9.5          “Functional Specifications” shall mean the functional specifications of the Delivered Products contained in the Documentation.

9.6          “Intellectual Property Rights” shall mean any patent rights, copyrights, trade secrets, trade names, trademarks, service marks, moral rights, and any other similar rights recognized under the laws of any jurisdiction whatsoever or any international conventions or treaties.

9.7          “Licensed Software” shall mean: (i) the computer programs licensed to Customer in machine executable object code form pursuant to this Agreement, including interfaces, if any, as specifically identified in a Pricing Supplement, and (ii) Updates and Upgrades to such software as provided as part of Support Services set forth in Schedule D.

9.8          “Monthly Lease Payment” shall mean the monthly lease payment for each item of Financed Products and Installation as set forth on an applicable Pricing Supplement for Financed Products for the number of consecutive months set forth in such Financed Products Pricing Supplement

9.9          “Monthly Support Fee” means the monthly Support Services fee applicable for the components, elements and units of the Delivered Products (including, without limitation, Licensed Software) as set forth on the applicable Pricing Supplement.

9.10        “Omnicell Equipment” means equipment manufactured by Omnicell and provided to Customer pursuant to this Agreement, as more specifically set forth in a Pricing Supplement.

9.11        “Pass-Through Equipment” means the equipment manufactured by someone other than Omnicell which is provided to Customer by Omnicell on a pass through basis, as identified on an applicable Pricing Supplement.

9.12        “Purchased Products” means Omnicell Equipment and/or Pass-Through Equipment purchased by Customer, as more specifically set forth in a Pricing Supplement.

9.13        “Purchase Price” means a payment set forth on the applicable Pricing Supplement for the purchase of the Purchased Products.

9.14        “Scheduled Payments” means all payments set forth on the applicable Pricing Supplement, including, without limitation, Monthly Lease Payments, Monthly Support Fees and Purchase Price.

9.15        “Support Services” shall mean any Support Services as specifically agreed to by the Parties as identified in a Pricing Supplement and as more fully described in Schedule D.

Additional Definitions. The following terms are defined in the Section or Schedule set forth opposite such term:

Additional Products	1.2
Agreement	Preamble
Customer	Preamble
Effective Date	Preamble
HIS	2.1
LAN	3.2
Omnicell	Preamble
Party/Parties	Preamble
Pricing Supplement	Schedule A
RAC	3.2
Scheduled Payments	1.3
System Administrator	2.3
Term	4.1
Termination Event	4.2
UPS	3.2

SCHEDULE A-1

PRICING SUPPLEMENT FOR PURCHASED PRODUCTS

The undersigned Customer acknowledges and agrees that its obligation to make the Scheduled Payments with respect to Purchased Products and/or Support Services as set forth on this Pricing Supplement for Purchased Products is governed by the terms and subject to the conditions of the Omnicell Master Agreement (“Master Agreement”), including Schedules C and D, between Customer and Omnicell, Inc. (“Omnicell”).

By:

Name:

Title:

Date:

SCHEDULE A-2

PRICING SUPPLEMENT FOR FINANCED PRODUCTS

The undersigned Customer acknowledges and agrees that its obligation to make the Scheduled Payments with respect to Financed Products and/or Support Services as set forth on this Pricing Supplement for Financed Products is governed by the terms and subject to the conditions of the Omnicell Master Agreement (“Master Agreement”), including Schedules B, C and D, between Customer and Omnicell, Inc. (“Omnicell”).

By:

Name:

Title:

Date:

SCHEDULE B

FINANCING SCHEDULE

The terms contained in this Schedule B, together with the terms contained in the General Terms and Conditions, shall govern the financing of the Financed Products and/or Support Services by Omnicell to Customer. In the event of a conflict between this Schedule B and the General Terms and Conditions, the terms in Schedule B shall take precedence.

1.             FINANCING

1.1          Lease Initiation. With respect to the Financed Products and/or financed Support Services, the initial lease term will commence upon Customer’s execution of the applicable Financed Products Pricing Supplement and shall continue as set forth on such Pricing Supplement (the “Initial Lease Term”). Customer understands that time is of the essence as to its performance. Customer will be invoiced for the first Monthly Lease Payment and Monthly Support Fee within ten (10) days after execution of the Financed Products Pricing Supplement. Customer agrees to pay all subsequent Monthly Lease Payments and Monthly Support Fees in advance and no later than the date designated on the invoice. Monthly Lease Payments and Monthly Support Fees will be made at such place as Omnicell may designate in writing. Customer hereby authorizes Omnicell to insert for the purposes of the lease, the serial numbers of the Financed Products, and other information into each invoice.

1.2          Ownership of Financed Products. Omnicell (or its assignee) is the owner of the Financed Products and will retain at all times title to such Leased Delivered Products. No transfer of title to the Financed Products has occurred by virtue of the execution of this Finance Schedule and the applicable Financed Products Pricing Supplement. This Agreement is an operating lease, and no title will be transferred to Customer upon expiration of such lease.

1.3          Location of Financed Products. Customer agrees to keep and use the Financed Products only at the delivery address set forth in the Agreement and agrees that such Financed Products will not be removed from that address unless Customer obtains prior written consent from Omnicell to move it.

1.4          No Early Termination. Notwithstanding any provision to the contrary in this Agreement, including without limitation, the termination for cause provisions set forth in Section 5.2 of the General Terms and Conditions, in no event may Customer terminate this Financing Schedule or any applicable Financed Products Pricing Supplement prior to the expiration of the Initial Lease Term.

1.5          Unconditional Payment Obligation For Monthly Lease Payments. THE OBLIGATION TO MAKE MONTHLY LEASE PAYMENTS FOR THE FINANCED PRODUCTS IS ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE SUBJECT TO ANY DISPUTES, CLAIMS, DAMAGES, LIABILITIES, OR OFFSETS AGAINST ANY PAYMENTS DUE UNDER ANY AGREEMENTS FOR ANY REASON WHATSOEVER (INCLUDING WITHOUT LIMITATION REMEDIES ARISING FROM NON-PERFORMANCE BY OMNICELL OR FROM ANY FAILURE OF, OR DAMAGE TO, THE FINANCED PRODUCTS).

1.6          End of Lease Term Options. At the end of the Initial Lease Term for each unit of Financed Products, Customer may choose to: (a) return a given Leased Delivered Product to Omnicell, or (b) request a Pricing Supplement for Financed Products from Omnicell and issue a new purchase order, in each case extending all provisions of this Agreement related to the financing of the Financed Products.

If Customer fails to notify Omnicell in writing of its selection of one of the previous two options prior to the end of any Initial Lease Term, the applicable Pricing Supplement for Financed Products will automatically convert to a month-to-month finance agreement at the then-current month-to-month finance rates for the affected Financed Products. In case of such conversion to a month-to-month finance agreement, all provisions of this Agreement related to the financing of the Financed Products will remain in full force and effect.

1.7          Return of Equipment. If Customer decides to return the Financed Products at the end of the lease term, Customer agrees to (a) return the Financed Products to Omnicell promptly and in a condition as good as received, allowing for normal wear and tear, to any place in the continental United States that Omnicell designates; (b) prepay all expenses of crating and shipping by means Omnicell designates and (c) insure the shipment properly. At Omnicell’s option, Omnicell agrees to supply Customer with crating and packing materials. Customer agrees to pay Monthly Lease Payments for a given piece of Financed Products for each month (or part thereof) following the expiration of the applicable lease term until such Leased Delivered Product is returned.

1.8          Further Assurances. Customer agrees to provide such additional documents, instruments, and Uniform Commercial Code financing statements as are reasonably requested by Omnicell to assist Omnicell in completing the transactions contemplated by this Financing Schedule, including without limitation, the applicable Pricing Supplement for Financed Products to protect Omnicell’s rights or its assignee’s rights to the Financed Products. Customer hereby agrees to authorize Omnicell to file UCC financing statements, amendments, and assignments relating to the Financed Products in any location and execute the same as Customer’s attorney-in-fact. If Omnicell assigns the Financed Products, Customer agrees to execute such documents as Omnicell may reasonably request confirming Customer’s obligations under this Agreement and Customer agrees to make all Monthly Lease Payments and other amounts due under this Agreement directly to the assignee. If it is determined that the Monthly Lease Payments include interest, no such interest will exceed the amount legally allowed.

1.9          Remedies. Notwithstanding and in addition to any provisions set forth in Section 5.3 of the General Terms and Conditions, at any time thirty (30) days after Omnicell provides Customer with written notice of its default, Omnicell will have the right to: (a) take immediate possession of the Financed Products without any process of law, enter upon any premises where the Financed Products may be and remove it without notice of our intention to do so, without being liable in any action or other proceeding by Customer; (b) at Omnicell’s option, sell or re-rent the Financed Products including the Licensed Software at any public or private sales for cash or on credit and Customer will be liable for the expenses incurred in the repossession, recovery, storage, repair, sale, re-rent, re-licensing and court costs, in addition to any arrears in payment and the balance of the Monthly Lease Payments provided for herein, together with reasonable attorneys fees, less the net proceeds of disposition, if any, of the Financed Products; (c) accelerate all sums payable under this Agreement and any other agreements with Omnicell and require Customer to immediately pay Omnicell all sums that are already due and the discounted value, at the discount rate of six percent (6%) as of the date of default, of all Scheduled Payments that will be due under this Agreement, plus our estimate at the time this Agreement was entered into of our residual interest in the Financed Products reduced to present value at a discount rate of six percent (6%) as of the date of default, less the net proceeds of disposition, if any, of the Financed Products; and/or (d) exercise any other remedy available to Omnicell at law or equity, notice thereof being expressly waived by Customer. Any sums accelerated under this Section will be due and payable upon notice of acceleration and demand for payment and if not so paid, Omnicell may institute legal proceedings against Customer with Customer being responsible for said sums, court costs, and reasonable attorneys’ fees incurred. Omnicell’s rights hereunder will be cumulative. Customer agrees that all sums due under the calculations above will become immediately due and payable and are to be construed as liquidated damages rather than a penalty provision. Customer agrees that any delay or failure to enforce our rights under this Agreement does not prevent Omnicell from enforcing any rights at a later time.

2

ATTACHMENT B-1

ASSIGNMENT LETTER

MASTER ASSIGNMENT LETTER - INSURANCE CERTIFICATE

Re:  Master Agreement No.

Dear Customer,

Omnicell is assigning the right to payments for Monthly Lease Payments and Monthly Support Fees for the Financed Products and financed Support Services (as such terms are defined under the Omnicell Master Agreement) under your Omnicell Master Agreement to                                                       (“Finance Company”). This assignment includes all present Pricing Supplements for Financed Products and financed Support Services between us and any future Pricing Supplements for Financed Products and financed Support Services you may enter into (collectively “Agreements”). Please be advised that Finance Company is only being assigned the rights to payments under your Agreements and is not undertaking any of our obligations thereunder. We remain solely liable for all performance obligations as the renter under the Agreements, all warranties as manufacturer and/or supplier, all claims under any service contract or any other matters concerning the Financed Products. YOU ACKNOWLEDGE AND AGREE THAT ANY CLAIMS AGAINST US UNDER THE AGREEMENTS OR AS VENDOR OR SUPPLIER OF THE EQUIPMENT OR UNDER ANY SERVICE CONTRACT SHALL BE MADE SOLELY AGAINST US AND NOT FINANCE COMPANY AND THAT THE OBLIGATION TO MAKE MONTHLY LEASE PAYMENTS TO FINANCE COMPANY OR ITS SUCCESSORS OR ASSIGNS IS ABSOLUTE AND UNCONDITIONAL AND SHALL NOT BE SUBJECT TO ANY DISPUTES, CLAIMS, DAMAGES, LIABILITIES, OR OFFSETS AGAINST ANY PAYMENTS DUE UNDER ANY AGREEMENTS FOR ANY REASON WHATSOEVER (INCLUDING WITHOUT LIMITATION REMEDIES ARISING FROM NON-PERFORMANCE BY OMNICELL OR FROM ANY FAILURE OF, OR DAMAGE TO, THE EQUIPMENT). Monthly Lease Payments and Monthly Support Fee Payments under all Agreements on or after this date should be remitted to Finance Company (or its successors or assigns) to the address referenced on the invoices. Any assertion of remedies for non-performance (including, if applicable claims requesting credits against monthly service payments under the Service Supplements,) must be directed to Omnicell and shall not limit or otherwise affect Finance Company’s right to collect full payments under the Agreements.

Additionally, please complete form below, entering the information of the insurance company that will be insuring the equipment you are renting.

NAME OF INSURANCE COMPANY

NAME OF AGENCY

ADDRESS

TELEPHONE #	POLICY #

POLICY EXPIRATION DATE	; CONTACT PERSON AT AGENCY

Please notify your insurance company that Omnicell will be contacting them for an Insurance Certificate and that it should be made available to us upon request.

Thank you for your attention in this regard. Please acknowledge this assignment and provide us with the requested insurance information by completing the form above, and sign and return a signed copy of this letter to us.

Very truly yours,

OMNICELL
Mountain View, California
ACKNOWLEDGED AND AGREED:

By:

Name:

Title:

3

ATTACHMENT B-2

NON-APPROPRIATIONS RIDER

This Non-Appropriations Rider (the “Rider”) is an addition to and hereby made part of the Omnicell Master Agreement                 (the “Agreement “) between Omnicell, Inc. (“Owner”) and                                                      . (“User”) to be executed simultaneously herewith and to which this Rider is attached. Undefined terms used herein shall have the meaning provided for in the Agreement.

1. User acknowledges and affirms its non-cancelable Minimum Monthly Payment obligations (the “Obligations”) and its intent to satisfy the Obligations in accordance with the Agreement.

2. User agrees to take all necessary and timely action during the Agreement term to obtain and maintain funds appropriations sufficient to satisfy the Obligations, including without limitation, providing for the Obligations in each required budget submitted to obtain applicable appropriations, causing approval of such budget, and exhausting all available reviews and appeals if an appropriation sufficient to satisfy the Obligations is not made.

3. Notwithstanding anything to the contrary provided in the Agreement, Owner and User agree that upon the occurrence of all of the events described in subparagraphs (a) through (c) below (the “Non-Appropriation Occurrence”) and so long as User is not then in default under the Agreement, Owner’s sole remedy upon the occurrence of an event of default under the Agreement shall be to take possession of the Equipment:

(a)          An authorized governmental action shall have resulted in the lack of an appropriation of funds sufficient to satisfy the Obligations (or obligations similar in nature with respect to the use or acquisition of equipment providing essentially similar services and functions as the Equipment) and User shall have provided Owner a true, correct and complete copy of a document describing such action;

(b)         User shall have fully performed its agreement described in paragraph 2 above.

(c)          User shall have provided written notice to Owner of the governmental action resulting in the lack of appropriation of funds (as described in subparagraph (a)) within twenty (20) days of User’s knowledge thereof;

Except as provided in paragraphs 4 and 5 below, the Non-Appropriation Occurrence shall result in termination of the Monthly Payment and User’s liability for the Obligations.

4. Owner and User agree that immediately following the Non-Appropriation Occurrence, User shall return the Equipment (at User’s sole cost and expense) to Owner pursuant to the applicable Agreement provisions. User acknowledges that the Non-Appropriation Occurrence shall in no way affect User’s continuing obligations for those representations, warranties and covenants which, by their terms, expressly survive termination or expiration of the Agreement.

5. If the Agreement is terminated following a Non-Appropriation Occurrence, User and Owner agree that for the duration of the Term, unless otherwise prohibited by law, (a) User shall not purchase, rent, engage the services of an agent or independent contractor, or otherwise pay for the use of equipment performing functions or services similar to those performed by the Equipment and (b) if User receives an appropriation of funds which permits User to purchase, rent, engage the services of an agent or independent contractor, or otherwise pay for the use of equipment performing functions or services similar to those performed by the Equipment, upon receipt of any funds from such appropriation, the termination of User’s liability for the Obligations shall immediately be rescinded and either the Agreement shall be reinstated for the remainder of the Term or User shall satisfy the Obligations then owed to Owner prior to User’s payment of such funds to any other payee.

6. User shall deliver in a form acceptable to Owner a resolution enacted by User’s governing body, authorizing the Agreement and the appropriation of funds for the Agreement during the User’s current fiscal year.

1

7. User represents and warrants to Owner that as of the date of, and throughout the Term of, the Agreement:  (a) User is a political subdivision of the state in which it is located. User is organized and existing under the constitution and laws of said state, and is authorized to enter into and to carry out its obligations under the Agreement and any other documents required to be delivered in connection with the Agreement (collectively, the “Documents”). (b) The Documents have been authorized, executed and delivered by User in accordance with all applicable laws, rules, ordinances, and regulations, including any laws that limit the ability of the user to incur indebtedness. The Documents are valid, legal, binding agreements, and are enforceable in accordance with their terms. The person(s) signing the Documents have the authority to do so, are acting with the full authorization of User’s governing body, and hold the offices indicated below their signatures, each of which are genuine. (c) The Equipment is essential to the immediate performance of a governmental or proprietary function by User within the scope of its authority and will be used during the Term of the Agreement only by User and only to perform such function. User intends to use the Equipment for the entire Term of the Agreement. (d) User has complied fully with all applicable law governing open meetings, public bidding and appropriations required in connection with the Agreement and the acquisition of the Equipment.

8. All references to the term “Owner” herein shall be deemed made to any and all assignees of Owner, and all rights and remedies of Owner provided for herein shall be enforceable by such assignees.

Owner:		User:
.1 OMNICELL, INC.

By:		By:	X

Name:		Name:	X

Title:		Title:	X

Date:		Date:	X

2

SCHEDULE C

SOFTWARE LICENSE SCHEDULE

The terms contained in this Schedule C, together with the terms contained in the General Terms and Conditions, shall govern the provision of Maintenance and Support services by Omnicell to Customer. In the event of a conflict between this Schedule C and the General Terms and Conditions, the terms in Schedule C shall take precedence.

1.             PROPRIETARY RIGHTS

1.1          License Grant. Subject to the terms and conditions of this Agreement, Omnicell grants to Customer, during the Term, a terminable, non-exclusive, non-transferable license, in object code only, to (i) install the Licensed Software at the Designated Sites (ii) use the number of copies of the Licensed Software as identified on the applicable Pricing Supplement at the Designated Site; (iii) use the Documentation in connection with such use of the Licensed Software; and (iv) make one machine-readable copy of the Licensed Software for internal non-production purposes.

1.2          ..Title. Title and ownership to the Licensed Software, Documentation and Omnicell Confidential Information and all Intellectual Property Rights thereto, including any and all adaptations, modifications or derivative works thereto shall at all times remain with and vest with Omnicell and its licensors.

1.3          Restrictions. Customer agrees that it shall not:

(i)            sell, lease, license or sublicense any or all of the Licensed Software, Documentation, Deliverables, or Omnicell Confidential Information;

(ii)           decompile, disassemble, re-program, analyze, reverse-engineer or attempt to write or develop any derivative work or any other software based upon the Licensed Software, Documentation or related Omnicell Confidential Information in whole or part (except as otherwise expressly provided in this Agreement); or

(iii)          provide, copy, transmit, disclose, divulge, or make available to, or permit use of the Licensed Software, Documentation or Omnicell Confidential Information by any third party or entity or machine (other than as expressly provided for herein) without Omnicell’s prior written consent.

1.4          Ownership of Developments. Customer irrevocably assigns to Omnicell all of its worldwide right, title and interest in and to any and all derivative works of the Licensed Software, Documentation, or Omnicell Confidential Information; any inventions or other subject matter developed relating to the Licensed Software; and all Intellectual Property Rights relating to any of the foregoing. Customer agrees to perform all acts reasonably necessary to perfect the foregoing assignment and to enforce and defend the assigned Intellectual Property Rights. If any or all of the foregoing subject matter is not assignable for any reason, then Customer hereby grants to Omnicell a worldwide, perpetual, unrestricted, royalty-free, fully paid up, exclusive license, including the right to grant sublicenses, under all Intellectual Property Rights to the non-assignable subject matter.

1.5          Audit. For a period of the Term and three (3) years thereafter, Customer shall keep accurate books, records and accounts as are reasonably necessary to verify Customer’s compliance with this Agreement, and shall, upon reasonable notice, permit Omnicell or its representatives to inspect all such books, records and accounts and to make copies of or extracts from such books. Any audit conducted pursuant to this Agreement shall be performed during normal business hours and at Omnicell’s expense; provided, that the total cost of such audit shall be promptly paid by Customer if such audit reveals an underpayment by Customer of greater than five (5%) percent of the amount payable by Customer to Omnicell. Any unpaid amounts that are discovered shall be promptly paid by Customer, together with interest as specified in Section 1.3 of the General Terms and Conditions. Omnicell will minimize the disruption of Customer’s normal business activities to the extent reasonably practicable.

1.6          Software Media Warranty. In the event that the media on which any Licensed Software is embodied contains material defects, Omnicell’s sole and exclusive liability will be to replace the media on which such Licensed Software was delivered.

1.7          U.S. Government Licenses. If Customer is acquiring the Licensed Software on behalf of any part of the United States Government, the Government acknowledges that the Licensed Software and accompanying Documentation were developed at private expense and are deemed to be ‘commercial computer software’ and ‘commercial computer software documentation,’ respectively, pursuant to DFAR Section 227.7202 and FAR 12.212(b), as applicable. Any use, modification, reproduction, release, performance, display or disclosure of the Licensed Software and/or the

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accompanying Documentation by the United States Government or any of its agencies is subject to the restrictions set forth in this Agreement and as provided in DFARS provisions: 227.7202-1(a); 227.7202-3(a); 252.227-7013(c)(1)(ii) and FAR provisions: 12.212(a); 52.227-19; 52.227-14, as applicable and shall be prohibited except to the extent expressly permitted herein.

1.8          Export Restrictions. Customer shall comply fully with United States export laws and applicable export laws of foreign countries, including laws regulating the import of Software and any amendments thereof (“Export Laws”) to assure that the Licensed Software is not exported, directly or indirectly, in violation of Export Laws or intended to be used for any purposes prohibited by the Export Laws. Customer shall be responsible for all obligations concerning or costs associated with the import or export of the Licensed Software, including but not limited to import duties and taxes, customs clearance, and transportation.

SCHEDULE D

SUPPORT SERVICES SCHEDULE

The terms contained in this Schedule D, together with the terms contained in the General Terms and Conditions, shall govern the provision of Maintenance and Support services by Omnicell to Customer. In the event of a conflict between this Schedule D and the General Terms and Conditions, the terms in Schedule D shall take precedence.

1.             MAINTENANCE DEFINITIONS

1.1          “Non Standard Support” shall have the meaning set forth in Section 2.8.

1.2          “Omnicell’s Support Web-site” means the World Wide Web site found at www.omnicell.com.

1.3          “Response Time” means the elapsed time between the receipt of a Support Call and the target time within which Omnicell will respond to the Customer.

1.4          “Standard Support Hours” means Omnicell’s standard hours of support as are identified in the applicable Support Services Matrix for the applicable level of Support Services purchased by Customer on an applicable Pricing Supplement .

1.5          “Support Call” shall mean a Support Call by Customer seeking Support Services pursuant to this Schedule D.

1.6          “Support Services” means the provision by Omnicell of the services set forth in this Schedule D.

1.7          “Support Services Matrix” means the table set forth at the end of this Support Services Schedule.

1.8          “Update” shall mean a version of the Licensed Software containing error corrections or bug fixes, but do not generally include functional enhancements.

1.9          “Upgrade” shall mean a version of the Licensed Software containing functional enhancements, modifications or extensions. An Upgrade does not include hardware changes needed to accommodate new releases, nor does it include options or new products for which Omnicell charges customers additional fees.

2.             MAINTENANCE AND SUPPORT

2.1          Scope. It is Omnicell’s goal to provide Support Services that will keep the Delivered Products in good working order such that the Delivered Products materially conform to the applicable Functional Specifications. As such and for so long as Customer is current in the payment of all Fees and remains in compliance with the requirements in this Schedule D, Omnicell shall provide to Customer:  (a) Updates and Upgrades, to the extent made generally available, (b) access to Omnicell’s telephone hotline that allows Customer to report system problems and to seek telephonic assistance with regard to use of the Delivered Products during its Standard Support Hours; (c) correction of verifiable and reproducible errors with respect to the Delivered Products; (d) adjustment repair and replacement of defective parts of the Delivered Products as set forth in Section 2.2 below; and (e) such other support services as are identified on the Support Services Matrix for the applicable level of Support Services purchased by Customer on an applicable Pricing Supplement. Omnicell will publish any changes to Support Services on Omnicell’s Support Web-site and such changes will take effect after the then-current Term.

2.2          Replacement Parts. Omnicell will make adjustments to and replace component parts of the Equipment, as it reasonably deems necessary. If Omnicell is unable to repair an item of Equipment, Omnicell may replace it at its discretion. Replacement parts will be furnished to Customer on an exchange basis. In the event any Equipment becomes disabled for any reason, Customer agrees to immediately advise Omnicell of the disability, specifying type and location of Equipment, the nature of the disability and any known cause. Any repairs or adjustments to the Equipment must be performed by an individual specifically trained in the application and repair of the Omnicell system.

2.3          Response Times. Upon receipt of a Support Call, Omnicell will provide the Response Times set forth in the Support Services Matrix for the applicable level of Support Services purchased by Customer on an applicable Pricing Supplement. All Response Times are during Standard Support Hours only. If Customer is not available, Omnicell will not be liable for adhering to the above Response Times. At no time does Omnicell guarantee a “fix” during a Response Time.

2.4          Uptime. Omnicell will commit to a cumulative up-time percentage for the Delivered Products as identified on the Support Services Matrix for the applicable level of Support Services purchased by Customer on an applicable Pricing Supplement. Such cumulative up-time percentage will be measured by Omnicell’s Technical Support Desk. An uptime report will be provided from the Technical Support Administrator upon Customer’s request. Example:  If Customer has 9 units and 1 server installed, Customer would have 7,200 hours of total operation time in a thirty-day month. Based on the 96% up-time criteria, more than 288 hours of downtime would constitute a failure to meet this commitment.

2.5          Subcontracting. Omnicell may engage the services of sub-contractors to perform any of its duties of Support Services. However, unless otherwise agreed in writing, no sub-contracting of such duties shall relieve Omnicell of its responsibilities hereunder. Customer shall be notified of any subcontracting arrangements between Omnicell and its vendor.

2.6          Supported Delivered Products. Support Services will only be provided for the Delivered Products which are covered under a then-valid Support Services Schedule.

2.7          Level of Effort. Omnicell will use commercially reasonable efforts commensurate with the then applicable industry standards to provide the Support Services in a professional and workmanlike manner, but Omnicell does not guarantee that every question or problem raised by Customer will be resolved. When, at Omnicell’s reasonable discretion, on-site Support is required, Customer will reimburse Omnicell for all related traveling expenses and costs for board and lodging with all Support Services to be rendered at the rates set forth in the Pricing Supplement.

2.8          Non Standard Support. With respect to support services required due to misapplication, abuse, misuse, alteration, or unauthorized repair or installation of the Delivered Products (“Non Standard Support”), Omnicell shall charge Customer for such Non Standard Support at Omnicell’s minimum charge, plus its hourly rate for Non Standard Service in accordance with the Support Services Matrix plus the list price for any replacement parts, if any. Omnicell may, in its sole discretion, decide to provide Non Standard Support for equipment for which Customer has failed to provide Omnicell with remote access. Such service will be provided at Omnicell’s then-current rates and charges for such type of service. Customer agrees to provide Omnicell with entry and access to the location of the Delivered Products for purposes of providing such service and repair.

2.9          Customer Supplied Hardware. Omnicell recommends that Customer install Omnicell supplied integrated hardware and software platforms for optimum performance, reliability and serviceability. Should Customer decide to install its own computing platforms, Omnicell may provide a special “customer supplied server” option which covers software maintenance and support under this Support Services Schedule. Pass-Through Equipment and hardware platforms purchased independently by the Customer are not the responsibility of Omnicell and will not be covered under this Support Services Schedule. Any computing hardware provided by Customer must meet the hardware specifications set forth by Omnicell, and Customer must be capable of supporting such hardware.

2.10        The OmniEvolve Program. To the extent that Customer has enrolled in Omnicell’s OmniEvolve program (as identified on an applicable Pricing Supplement) and for so long as Customer is current in the payment of all Fees related to such OmniEvolve program and Support Services hereunder, Omnicell agrees that every three (3) years it will deliver, configure and install its then-current server platform offering (as identified in an applicable Pricing Supplement) pursuant to this Support Services Schedule. The OmniEvolve program is intended for primary server platforms, including the OmniCenter and Omnigate servers. The OmniEvolve program is server-specific and only covers the individual server for which it was purchased. Customer agrees that old, deinstalled servers will become the property of Omnicell at the time of new server installation. Customer agrees to return such old servers in good working condition. Enrollment in the OmniEvolve program requires that Customer maintain its Support Services commitment with Omnicell for a period of at least three (3) years. In the event that Customer terminates Support Services prior to the expiration of such three (3) year period, Customer agrees that Omnicell’s obligations to provide the OmniEvolve program to Customer will terminate and Customer will immediately pay to Omnicell the remaining unpaid OmniEvolve program fees for the complete three (3) year period.

3.             Exclusions. Fees for the Support Services do not include services requested as a result of causes or errors that are not attributable to Omnicell or cannot be reproduced by Omnicell on unmodified Licensed Software. In the event that Customer requests Omnicell to provide, and Omnicell does so provide, any services in connection with causes or errors which are not attributable to Omnicell, Customer shall pay Omnicell for such additional services on a time and materials basis at the labor rates set forth in the Pricing Addendum. Causes or errors that are not attributable to Omnicell include, but are not limited to the following:

(i) Negligent use, hardware malfunction, Force Majeure, or causes other than through ordinary use;

(ii) Use of the Delivered Products on or with hardware, software or other equipment that deviates from Omnicell or manufacturer operating specifications;

(iii) Modification or addition, or attempted modification or addition to the Delivered Products undertaken by Customer or other under Customer’s direct or indirect control;

(iv) Customer software or third party software

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not licensed through Omnicell;

(v) Customer’s failure to implement a supported version of the Licensed Software that is issued under this Schedule D; and

(vi) Failure by Customer to respond to any action plans provided by Omnicell pursuant to a Customer support call.

4.             TERM AND RENEWAL. Support Services shall be provided for the period set forth in the applicable Pricing Supplement. At the expiration of the Support Services term, Support Services will automatically renew for additional one (1) year terms unless either Party provides the other Party ninety (90) days advanced written notice of its intention not to renew prior to the expiration of the then-current term. In case of renewal, all provisions of this Agreement will remain in full force and effect.

5.             CUSTOMER RESPONSIBILITIES

5.1          Procedures. Customer shall properly train its personnel in the proper use of the Delivered Products. Customer shall maintain a current back-up copy of the Licensed Software and a list of all programs, data, and licenses required for the performance of Support, including implementing back-up procedures in the event of an error or malfunction in the Licensed Software or equipment upon which the Licensed Software is loaded or operating.

5.2          Reporting. Customer shall document and promptly report all errors or malfunctions of the Delivered Products to Omnicell. Omnicell will provide Customer with a trouble ticket number that Customer will use to track the status of each issue. Customer shall take all steps necessary to carry out any procedures Omnicell may give for the rectification of errors or malfunctions within a reasonable time after such procedures have been provided. Omnicell reserves the right to close the trouble ticket without further responsibility or liability if Customer does not provide appropriate feedback to Omnicell within thirty (30) days of receiving new Delivered Products, a workaround for a problem, or fails to respond to a request for additional information.

5.3          Access. Customer shall provide Omnicell with access to Customer’s personnel and equipment during Standard Support Hours to facilitate Support Services requests. Customer acknowledges that dial-in and/or remote access will speed up resolution of support issues.

5.4          Third Party Agents. If Customer utilizes third party support services or products to support the Delivered Products, Customer shall ensure such third party support is at a similar or higher level of support as Customer has secured with Omnicell. Customer acknowledges and agrees that Omnicell shall not be held responsible for delayed Response Times and Support Services should information from third party support be unavailable or delayed.

5.5          Customer Contacts. Customer shall appoint one (1) System Administrator who is knowledgeable in the operation of the Delivered Products to serve as primary Customer contacts with Omnicell for Support Calls. All Support Calls shall be initiated through this contact.

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Omnicell Service Plans(1)

	Disabled System (Delivered Products are unavailable for clinical use)		Non-Critical Failure (All support states other than Disabled)
Phone Support	24 Hours/Day 7 Days/Week
Phone Engineer Live Coverage	6AM to 10PM CST 7Days/Week
Answering Service Coverage	10PM to 6AM CST 7 Days/Week
Maximum Response Time via Phone:	30 Minutes (Monday-Friday 6AM – 6PM CST) 2 Hours (Monday-Friday 6PM – 6AM CST & Saturday-Sunday)
Response Time On-Site:	Platinum:	3 Hours (where avail)
(Maximum)	Gold:	6 Hours	24 Hours
	Shared Service:	6 Hours*

*First Response By Customer Mandatory

On-Site Availability (if necessary)	24 Hours/Day 7 Days/Week
Uptime Commitment	Platinum:	98%
	Gold:	96%	N/A
	Shared Service:	N/A
Repair/Replacement Parts	Included
Remote Software & Interface Diagnostics	Included (Requires VPN) Proactive Remote Available via Secure Server

Rate Schedule

Service Category	Rate
Spare Parts On Site	40% Discount
Standard Time & Materials (Customer is not currently purchasing Support Services from Omnicell)	$250 / Hour (4 hour minimum)(2)
Time & Materials (Non Standard Support Services)	$175 / Hour (4 hour minimum)(2)

(1)           All Support Services listed are applicable for all levels of Support Services, except where noted.

(2)           Rates are effective as of the Effective Date. Actual rates are the then-current Omnicell rates for such service.

SCHEDULE F

TAX SCHEDULE

Customer Name

Federal Employer Identification Number

City	County	State

•                  Exemption Status:

Indicate the Company’s sales/use tax status by placing a mark next to the applicable statement:

Subject to vendor collection of sales taxes on purchases of medical equipment
Exempt from vendor collection of sales taxes on purchases of medical equipment

•                  Exemption Type, State Exemption Number and Expiration Date:

If exempt, indicate the exemption type by placing a mark next to the applicable exemption, and, if applicable, enter the state issued exemption number and expiration date.

Federal Hospital
State, County, City or District Hospital
University Hospital
Non-Profit Hospital (Charitable)
Non-Profit Hospital (Non-Charitable)
Other Hospital Type
Direct Pay Permit
Other ( )

State Exemption Number	Expiration Date

Direct Pay Permit Number	Expiration Date

•                  Signature and Contact Information:

Signature	Date

Name and Title	Phone Number

•                  Submission Information:

Fax this form to Omnicell Sales Support/Tax Department at 650-251-6240.

If exempt, include a copy of state required exemption documentation.

EXHIBIT D

FORMULAS

MASTER LEASE/LOAN PURCHASE PROGRAM AGREEMENT

EXHIBT D

FORMULAS

A.                                   Penalty for Early Termination.

The positive value difference (if any) between ***

B.                                     Purchase Price (include formula for determining Standard Rate).

The Purchase Price for each Transaction will be determined by using a buy rate equal to ***

C.                                     Discount Rate for Remarketing Proceeds under Section 1.28

The Discount Rate for Remarketing Proceeds under Section 1.28 shall be a rate equal to ***

D.                                    Interest Rate for Repurchases under Section 3.7

The interest rate on repurchases made pursuant to Section 3.7 shall be the ***

RIDER A

[FOR FUTURE ADDITION]

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RIDER B

[FOR FUTURE ADDITION]